Exhibit 10(b)
AGREEMENT
between
Fiserv Solutions, Inc.
255 Fiserv Drive
Brookfield, WI 53045-5815
and
Fulton Financial Corporation
One Penn Square
Lancaster, Pennsylvania 17602
Date: January 1, 2005
Proprietary and Confidential

AGREEMENT dated as of January 1,2005 (“Agreement”) between Fiserv Solutions, Inc., a Wisconsin corporation
(“Fiserv”), and Fulton Financial Corporation, (“Client”).

Fiserv and Client hereby agree as follows:
1.	Term. The initial term of this Agreement shall end 6 years following the date written above (“Effective Date”) unless written notice of non-renewal is provided by either party at least 365 days prior to expiration of the initial term or should Client elect to terminate the Agreement as provided for in Exhibit A, Section 13. Termination. Should neither party provide notice of non-renewal or termination, this Agreement shall automatically renew for a renewal term of one year.

2.	Services.
(a)	Services Generally. Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services (“Services”) and products (“Products”) (collectively, “Fiserv Services”) described in the attached Exhibits:
Exhibit A – Account Processing Services
Exhibit B – Materials Purchased Through Fiserv
Exhibit C – Software Products
Exhibit D – E-Commerce Services
Exhibit E – Development Services
Exhibit F – Mortgage Processing Services
The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing. Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.
(b)	Implementation Services. Fiserv will provide services (i) to convert Client’s existing applicable data and/or information to the Fiserv Services; and/or (ii) to implement the Fiserv Services. These activities are referred to as “Implementation Services”. Client agrees to cooperate with Fiserv in connection with Fiserv’s provision of Implementation Services and to provide all necessary information and assistance to facilitate the conversion and/or implementation. Client is responsible for all out-of-pocket expenses associated with Implementation Services. Fiserv will provide Implementation Services as required in connection with Fiserv Services.

(c)	Training Services. Fiserv shall provide training, training aids, user manuals, and other documentation for Client’s use as mutually agreed upon between Fiserv and Client to enable Client personnel to become familiar with Fiserv Services. If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv. All such training aids and manuals remain Fiserv’s property.
3.	Fees for Fiserv Services.
(a)	General. Client agrees to pay Fiserv:
(i)	estimated fees for Fiserv Services for the following month as specified in the Exhibits;

(ii)	out-of-pocket charges for the month payable by Fiserv for the account of Client; and

(iii)	taxes (as defined below) thereon (collectively, “Fees”).
(b)	Fiserv shall timely reconcile Fees paid by Client for the Fiserv Services for the month and the fees and charges actually due Fiserv based on Client’s actual use of Fiserv Services for such month. Fiserv shall either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed. Client agrees to pay Fiserv the fees for the Fiserv Services specified in the Exhibits. Except if limited in the Exhibits, such fees may be increased from time to time. Upon prior notification to Client, Fiserv may increase its fixed fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements to comply with changes in law, government regulation, or industry practices. Processing fees shall be those host processing-based fees for Services specifically excluding, but not limited to, out-of-pocket, pass-through, software licensing and equipment sale fees. Unless expressly provided to the contrary in this Agreement, any fees herein do not include out-of-pocket expenses for any service or product requested by and provided to the Client.
(c)	Additional Charges. Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods or services obtained by Fiserv on Client’s behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee as set forth in the Exhibits. Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider. The Fees do not include, and Client shall be responsible for, furnishing transportation or transmission of information between Fiserv’s service center(s), Client’s site(s), and any applicable clearinghouse, regulatory agency, or Federal Reserve Bank.

(d)	Taxes. Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services (“Taxes”). In no event shall “Taxes” include taxes based upon Fiserv’s net income.

(e)	Payment Terms. Fees for Fiserv Services are due and payable monthly upon receipt of invoice. The invoice will be mailed by the 10th day of each month to be received no later than the 15th day of each month and will contain:
(i)	all fixed fees for the current month applicable to each Service and/or Product;

(ii)	all other fees calculable up to the date of invoice; and

(iii)	sales or other taxes thereon.
Payment is due to Fiserv no later than the 30th day of each month. In the event any amounts due remain unpaid beyond the 10th day of the following month, Client shall pay a late charge of 1.5% per month. Client agrees that it shall neither unreasonably make nor unreasonably assert any right of deduction or set-off from invoices submitted by Fiserv for Fiserv Services.
4.	Access to Fiserv Services.
(a)	Procedures. Client agrees to comply with applicable regulatory requirements and procedures for use of Services established by Fiserv.

(b)	Changes. Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the “Fiserv System”) to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services. Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv’s service center(s). Fiserv will notify Client of any material change that affects Client’s normal operating procedures, reporting, or service costs prior to implementation of such change. Should any such change result in material adverse financial costs to Client, Client may elect to either not accept the change or terminate the Agreement.

(c)	Communications Lines. Fiserv shall order the installation of appropriate communication lines and equipment to facilitate Client’s access to Services. Client understands and agrees to pay charges relating to the installation and use of such lines and equipment as necessary.

(d)	Terminals and Related Equipment. Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Client’s location(s), Fiserv’s service center(s), and/or other necessary location(s). Fiserv and Client may mutually agree to change the type(s) of terminal and equipment used by Client.
5.	Client Obligations.
(a)	Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits. The information and data shall be provided in a format and manner approved by Fiserv. Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Fiserv System. If Client has elected to provide such items itself, Fiserv reserves the right to charge Client its standard fee for certification of such items if they are not already certified as compatible with the Fiserv System.

(b)	Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client’s site during normal business hours for Implementation Services and shall cooperate with Fiserv personnel in their performance of Services.

(c)	Use of Fiserv System. Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review all reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions or discrepancies. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.
(d)	Client’s Systems. Client shall be responsible for ensuring that its systems are Year 2000 compliant and otherwise capable of passing and/or accepting data from and/or to the Fiserv System.
6.	Ownership and Confidentiality.
(a)	Definition.
(i)	Client Information. “Client Information” means: (A) confidential plans, customer lists, information, and other proprietary material of Client that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv); and (B) any information and data concerning the business and financial records of Client’s customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services (whether or not any such information is marked with a restrictive legend).

(ii)	Fiserv Information. “Fiserv Information” means: (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate), and other proprietary material of Fiserv that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); and (B) Fiserv’s proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).

(iii)	Information. “Information” means Client Information and Fiserv Information. No obligation of confidentiality applies to any Information that the receiving party (“Recipient”) (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.
(b)	Obligations. Recipient agrees to hold as confidential all Information it receives from the disclosing party (“Discloser”). All Information shall remain the property of Discloser or its suppliers and licensors. Information will be returned to Discloser at the termination or expiration of this Agreement. Fiserv specifically agrees that it will not use any non-public personal information about Client’s customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Recipient may only use Information in accordance with the purpose of this Agreement. Recipient may disclose Information to (i) employees and employees of affiliates who have a need to know; and (ii) any other party with Discloser’s written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. The provisions of this sub-section survive any termination or expiration of this Agreement.

(c)	Residuals. Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient’s business activities (“Residuals”), provided that in so doing, Recipient does not breach its obligations under this Section. However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement.

(d)	Fiserv System. The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors. Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access thereto, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

(e)	Information Security. Fiserv shall implement and maintain appropriate measures designed to meet the objectives of the guidelines establishing standards for safeguarding non-public Client customer information as adopted by any federal regulatory agencies having jurisdiction over Client’s affairs.

(f)	Confidentiality of this Agreement. Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement, except: (i) for valid business needs of either party where there is specific written permission from the other party; and (ii) as hereafter provided:
(i)	Acknowledgement of Client’s Required Disclosure. Fiserv acknowledges that Client may, from time to time, determine that Client is required under applicable law, including, without limitation, the regulations of the Securities and Exchange Commission (the “SEC”) relating to the filing of current reports on Form 8-K and the filing of periodic reports on Forms 10-K and 10-Q, to: (I) publicly disclose the entry into, or the amendment or termination of material agreements, including material terms thereof; or (II) file a copy of this Agreement (including any Exhibits attached hereto) with one or more Forms submitted by Client to the SEC, which filing may become a public record. Fiserv agrees that, notwithstanding any provision of this Agreement to the contrary, if required by law or regulation, such disclosure with respect to, or the filing of, this Agreement (including any Exhibits attached hereto) by Client shall not constitute a breach or default of this Agreement on the part of Client.
(ii)	Client Notice to Fiserv of Planned Disclosure. Client agrees to use its best efforts to provide prior written notice of any such planned public disclosure or filing to Fiserv. Client shall identify in such a notice: (I) the substance of such disclosure or filing; (II) either the date on which Client intends to make such disclosure or filing, or the event, the occurrence of which Client believes will trigger its obligation to make such disclosure or filing; and (III) the date (the “Fiserv Request Date”) by which Fiserv must submit to Client any request pursuant to Subsection (iii) of this Section for confidential treatment with respect to such disclosure or filing.

(iii)	Fiserv Requests for Confidential Treatment. If Fiserv desires Client to request or apply for confidential treatment with respect to any such disclosure or filing, Fiserv shall, with respect to each portion of such disclosure or filing for which confidential treatment is to be requested, provide to Client not later than the Fiserv Request Date identified in Client’s notice to Fiserv:
A.	the specific portions of the disclosure or filing for which Fiserv desires confidential treatment (the “Fiserv Designated Material”);

B.	a specific statement of the grounds upon which Fiserv asserts that the Fiserv Designated Material is subject to confidential treatment, which grounds shall be consistent with those permitted or recognized under Rule 406 of the Securities Act of 1933 and Rule 24b-2 of the Securities Exchange Act of 1934;

C.	the duration for which confidential treatment shall be requested with respect to the Fiserv Designated Material; and

D.	in the case of any filing of the Agreement, a copy of the Agreement with any Fiserv Designated Material omitted, noting in each case, by means of an asterisk or other mark, the location in the Agreement where any provision has been redacted or omitted.
(iv)	Client Submission of Request for Confidential Treatment. If requested by Fiserv in the manner set forth in this subsection, Client agrees to request and apply for confidential treatment for portions of this Agreement as identified by Fiserv. Fiserv acknowledges that, with respect to any disclosure with respect to, or filing of the Agreement with the SEC, Client shall be required to file with the SEC a complete copy of the Agreement, and that any determination of whether such portions of the Agreement are afforded confidential treatment may be beyond the reasonable control of Client.
7.	Regulatory Agencies, Regulations and Legal Requirements.
(a)	Client Files. Records maintained and produced for Client (“Client Files”) may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client’s business to the same extent as such records would be subject if maintained by Client on its own premises. Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv’s possession relating to Client when formally requested to do so by an authorized regulatory or government agency.

(b)	Compliance with Regulatory Requirements. Client agrees to comply with applicable regulatory and legal requirements, including without limitation:
(i)	submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;

(ii)	providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;

(iii)	retaining records of its accounts as required by regulatory authorities;

(iv)	obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and

(v)	maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.
8.	Warranties.
(a)	Fiserv Warranties. Fiserv represents and warrants that:

(i)	(A) Services will conform to the specifications set forth in the Exhibits; (B) Fiserv will perform Client’s work accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services; (D) the Fiserv System will comply in all material respects with all applicable Federal regulations governing Services; and (E) the Fiserv System is Year 2000 compliant. In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct the data or information and/or reprocess the affected item or report at no additional cost to Client. Client agrees to supply Fiserv with a written request for correction of the error within 7 days after Client’s receipt of the work containing the error. Fiserv will respond to the written request for correction within 48 hours of receipt of the request. This response will include a description of the steps that Fiserv will take to isolate and correct the problem. Work reprocessed due to errors in data supplied by Client, on Client’s behalf by a third party, or by Client’s failure to follow procedures set forth by Fiserv shall be billed to Client at Fiserv’s then current time and material rates; and

(ii)	It owns or has a license to furnish all equipment or software comprising the Fiserv System. Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the Fiserv System use infringes a United States patent, copyright, or other proprietary right of a third party. Client agrees to notify Fiserv promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim.
THE WARRANTIES STATED HEREIN ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV. FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF FISERV FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF FISERV SERVICES.
(b)	Client Warranties. Client represents and warrants that: (i) no contractual obligations exist that would prevent Client from entering into this Agreement; (ii) it has complied with all applicable regulatory requirements; and (iii) it has requisite authority to execute, deliver, and perform this Agreement. Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (i) the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (ii) any and all claims by third parties through Client arising out of the performance and non-performance of Fiserv Services by Fiserv, provided that the indemnity listed in clause (ii) hereof shall not preclude Client’s recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.
9.	Limitation of Liability.
(a)	General. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT’S USE OF FISERV SERVICES, OR FISERV’S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED. FISERV’S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO THIS AGREEMENT SHALL BE LIMITED TO * PRECEDING THE DATE THE CLAIM ACCRUED. FISERV’S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO THIRD PARTY EQUIPMENT OR SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR THE EQUIPMENT OR SOFTWARE *

(b)	Lost Records. If Client’s records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv’s liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Client’s possession.
10.	Disaster Recovery.
(a)	General. Fiserv maintains a disaster recovery plan (“Disaster Recovery Plan”) for each Service. A “Disaster” shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv’s service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location. Fiserv shall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster. Fiserv

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

shall move the processing of Client’s standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery location. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.
(b)	Communications. Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.

(c)	Disaster Recovery Test. Fiserv shall test the Disaster Recovery Plan annually.. Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv. Upon Client’s request, test results will be made available to Client’s management, regulators, auditors, and insurance underwriters.

(d)	Client Plans. Fiserv agrees to release information necessary to allow Client’s development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

(e)	No Warranty. Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv’s service center(s). Fiserv does not warrant that Fiserv Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client’s facilities and for securing business interruption insurance or other insurance necessary for Client’s protection.
11.	Termination.
(a)	Material Breach. Except as provided elsewhere in this Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 60 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(b)	Failure to Pay. In the event any invoice remains unpaid by Client 30 days after due, or Client deconverts any data or information from the Fiserv System without prior written consent of Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Client’s access to and use of Fiserv Services. However, Fiserv may not exercise its right to terminate the Agreement and/or Client’s access to and use of the Fiserv Services unless and until Fiserv has sent written notice to the Client’s President that the invoice remains unpaid and the invoice is not paid in full within ten days of receipt of such notice. Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 15 days of the invoice date specifying the nature of the disagreement.

(c)	Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.

(d)	Defaults. If Client:
(i)	defaults in the payment of any sum of money due and fails to remedy such breach as set forth in Section 11(b);

(ii)	breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations and fails to cure such breach as set forth in Section 11(a); or

(iii)	commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client’s property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;
then, in any such event, Fiserv may, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the initial term or any renewal term of this Agreement. For purposes of the preceding sentence, present value shall be computed using the “prime” rate (as published in The Wall Street Journal) in effect at the date of termination and “all payments remaining to be made” shall be calculated based on the average bills for the 3 months immediately preceding the date of termination. Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys’ fees, in taking any of the foregoing actions.
(e)	Convenience. Client may terminate this Agreement by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying the Client’s average monthly invoice (using the three months immediately preceding Fiserv’s receipt of written notice) by * , plus any unamortized conversion fees or third party costs existing on Fiserv’s books on the date of termination. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Client’s agreement to pay and Fiserv’s agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination.
(f)	Merger. In the event of a merger between Client and another organization in which (A) Client is not the surviving organization, (B) where the other organization is not currently a user of Fiserv services similar to the Services being provided hereunder, and (C) Client shall convert from Fiserv’s Services directly to the surviving organization, Fiserv will allow an early termination of this Agreement upon the following terms and conditions:
(i)	Written notice must be given six months in advance, specifying the deconversion date;

(ii)	Fiserv may specify a deconversion date (not more than thirty days after the requested deconversion date), based on its previous commitments and work loads; and
Fiserv may charge a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying the Client’s average monthly invoice (using the three months immediately preceding Fiserv’s receipt of written notice) by *.
(g)	Return of Data Files. Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client Files as Client may request in a Fiserv standard format along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until (i) Fiserv is paid in full for (A) all Services provided through the date such Client Files are returned to Client; and (B) any and all other amounts that are due or will become due under this Agreement; (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv is paid any applicable termination fee pursuant to subsection (d) or (e) above; and (iv) Client has returned to Fiserv all Fiserv Information. After notification by the Client in writing, Fiserv shall be permitted to destroy Client Files. Notification by the Client must be received within thirty days from the final use of Client Files for processing. In the event that Client requests Fiserv to retain Client files upon expiration of this Agreement, Client shall be responsible to pay 50% of the fixed monthly fees due under this Agreement for a minimum of two months from the expiration date. This provision shall survive the expiration of this Agreement.

(h)	Miscellaneous. Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client’s premises.
12.	Dispute Resolution.
(a)	General. Except with respect to disputes arising from a misappropriation or misuse of either party’s proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least 1 of the arbitrators selected will be an attorney. Discovery shall not be permitted. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

(b)	Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1–16 and the Federal Rules of Evidence. The arbitrators shall apply the substantive law of the State of

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Pennsylvania, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.
(c)	Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Lancaster, Pennsylvania the proceedings to resolve the second such dispute shall be held in Milwaukee, Wisconsin,, and the proceedings to resolve any subsequent disputes shall alternate between Milwaukee, Wisconsin and Lancaster, Pennsylvania.
13.	Insurance. Fiserv carries the following types of insurance policies:
(a)	Commercial General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;

(b)	Commercial Crime covering employee dishonesty in an amount not less than $5 million;

(c)	All-risk property coverage including Extra Expense and Business Income coverage; and

(d)	Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $1 million coverage for Employer’s Liability.
14.	Audit. Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, as may be required by law or regulation, Fiserv provides for periodic independent audits of its operations. Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit. Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv’s provision of Services.

15.	General.
(a)	Binding Agreement. This Agreement is binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control or otherwise, without Fiserv’s prior written consent. Client agrees that Fiserv may subcontract any services to be performed hereunder. Any such subcontractors shall be required to comply with all applicable terms and conditions.

(b)	Entire Agreement. This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.

(c)	Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(d)	Governing Law. This Agreement will be governed by the substantive laws of the State of Pennsylvania , without reference to provisions relating to conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(e)	Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party.

(f)	Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

(g)	No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h)	Financial Statements. Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.’s audited consolidated financial statements.

(i)	Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys’ fees of bringing such arbitration, suit, or action.

(j)	Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(k)	Exclusivity. Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement. For purposes of the foregoing, the term “Client” shall consist of Peoples Bank of Elkton, The Bank, Fulton Bank, Lebanon Valley Farmers Bank, Delaware National Bank, Lafayette Ambassador Bank, Swineford National Bank, FNB Bank, Skylands Financial, Hagerstown Trust Company, First Washington State Bank, Premier Bancorp, and Resource Bank. Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) during the term of this Agreement without Fiserv’s prior written consent. If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after termination of such acquired entity’s previously existing arrangement for these services. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement. Not withstanding anything to the contrary in this Section 15 (k), Client may permit an affiliate acquired after the date of this Agreement to maintain an agreement in effect at the time of such acquisition with any other entity providing services that are subject matter of this Agreement. * In no event, however, will Client transition existing accounts or services covered within the scope of this Agreement from any existing Fiserv affiliate to the data processing provider of the newly acquired Client affiliate during the term of this Agreement.

(l)	Recruitment of Employees. Client and Fiserv agree not to hire the others’ employees during the term of this Agreement and for a period of 6 months after any termination or expiration thereof, except with Client’s or Fiserv’s prior written consent.

(m)	Publicity. Client and Fiserv shall have the right to make general references about each other publicly and the type of services being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and clients. The parties shall mutually agree on a press release relating to the execution of this Agreement. In conjunction with this, the party initiating such release shall give the other party a reasonable opportunity to review and comment on the content thereof prior to its release.

(n)	Independent Contractors. Client and Fiserv expressly agree they are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except as expressly authorized herein.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:	For Fiserv:

Fulton Financial Corporation	Fiserv Solutions, Inc.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

By	/s/ James E. Shreiner	By	/s/ Jeff Brandmaier

Name	James E. Shreiner	Name	Jeff Brandmaier

Title	Executive Vice President	Title	President – Fiserv SourceOne

Date	[June 15, 2005]	Date	[June 20, 2005]

Exhibit A
Account Processing Services
Client agrees with Fiserv as follows:
1.	Services. Fiserv will provide Client and Client accepts the Account Processing Services (the “Account Processing Services”) specified in the Account Processing Services Fee Schedule attached as Exhibit A — 1 hereto marked with a “F” in the left margin, which represents that the Service is included in the Account Processing Services Fixed Monthly Fee. Other Services therein shall be provided when requested by Client and accepted by Fiserv.
2.	Fees. Fiserv will provide Client with the following Account Processing Services at the fees and prices indicated:
(a)	Fixed Monthly Fee.
(i)	For an Account Processing Services Fixed Monthly Fee of $277,182, Fiserv agrees to provide and Client agrees to pay for the Services marked with an “F” in the left margin on Exhibit A — 1 of this Agreement. All other Services provided hereunder shall be provided to the Client upon reasonable request at then current pricing and in accordance with this Agreement. Fiserv will provide its variable services, as defined in Exhibit A — 1, at prices that Fiserv charges generally to its client base. For variably priced services, Fiserv and Client will mutually agree upon holding company rates, which will be discounted from the standard pricing per service and institution. The Client understands that the mix of services, volumes and other factors affect the price that Fiserv charges for its Variable Services.

(ii)	Processing Credits. *
(b)	Fee Adjustment Factors. The delivery of the Services involves factors and risks that may increase Fiserv’s cost of providing such Services. Notwithstanding the foregoing, Fiserv agrees to limit increases in its fees for those Services included in the Account Processing Services Fixed Monthly Fee as follows:
(i)	Inflation. Fiserv agrees not to increase the Account Processing Services Fixed Monthly Fee for inflation.

(ii)	Volume Adjustment. For volume related Account Processing Services Fixed Monthly Fee adjustments, Fiserv shall reprice the Account Processing Services Fixed Monthly Fee in accordance with the following:
A.	“Client Account Volumes” shall be defined as total open Deposit Accounts (Demand, Savings, and Time), and total open Retail Loan (Installment, Line of Credit and Mortgage) volumes and Commercial Loan Notes.

B.	Proposed volumes (“Proposed Volumes”) are those Client Account Volumes that were used to compute the Account Processing Services Fixed Monthly Fee above. In the first month following the conversion of any such Service, Fiserv shall validate Client’s Client Account Volumes as of the conversion (“Post Conversion Volumes”). In the event that the Post Conversion Volumes exceed the Proposed Volumes, Fiserv shall reprice the Account Processing Services Fixed Monthly Fee by applying the per account charge presented below to Post Conversion Volumes.

C.	In the event that the Client acquires other financial institutions or branches or portfolios of accounts for which Fiserv will provide Account Processing Services, or elects to have Fiserv provide Account Processing Services to existing affiliates other than those contemplated by this Agreement, upon each such conversion Fiserv shall reprice the Account Processing Services Fixed Monthly Fee by applying the per account charge presented below to Post Conversion Volumes.

D.	Upon completion of each calendar year throughout the term of this Agreement, Fiserv shall reprice the Account Processing Services Fixed Monthly Fee by applying the per account charge presented below to then current year end Client Account Volumes.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(iii)	Discounted Fees. In the event that Fiserv discontinues a product or service or outsources a product or service to a third party, the following discounts will apply. *

Client Account Volumes*	Per Account Charge*

(iv)	Conversion Fees. In the event that the Client acquires other financial institutions or branches or portfolios of accounts for which Fiserv will provide Account Processing Services, or elects to have Fiserv provide Account Processing Services to existing affiliates, or elects to implement additional Account Processing Services under the terms and conditions of this Agreement, Fiserv agrees to provide “Minimum Support” Conversion Services for a fee * . Reasonable out-of-pocket, pass-through or other third party expenses will be billed as incurred. Minimum Support shall include the following services:
A.	Comprehensive Project Plan for overall project

B.	Application Conversion Task Plans for each converting application

C.	Automatic check for duplicate accounts against converting bank file

D.	Telephone first calls for all applications, including Technical Call

E.	Product Mapping

F.	Program Specifications for all applications where volume exceeds 300 accounts

G.	Conversion Programming for all applications where volume exceeds 300 accounts.

H.	Validation for all applications where volume exceeds 300 accounts

I.	1 — 2 sets of edits per application

J.	1 CIF conversion to be completed in conjunction with the applications conversion

K.	1 Data conversion for all applications where volume exceeds 300 accounts

L.	1 week of telephone support for all applications where volume exceeds 300 accounts

M.	1 Automatic Merge to be scheduled at client request
(v)	In the event that Client requires an additional support item(s) that is categorized under the heading of “Medium Support” on the Conversion Request Form, Fiserv will quote a fee for this item(s) on a time and material basis. In no event will the fee for the Minimum Support Conversion plus the additional support item (s) exceed the “Medium Support” fee * . Additional support above the “Medium Support” level will be quoted on a time and material basis.

(vi)	In the event that Client elects to merge existing Affiliates into a consolidated bank during the term of this Agreement, Fiserv shall provide “Minimum Support” for each Affiliate merger for a * . Such Minimum Support shall include the following:
A.	Comprehensive Project Plan for overall project

B.	Automatic check for duplicate accounts

C.	Telephone first calls for all applications

D.	Consolidation of Bank and Branch Numbers into a single entity

E.	One set of output reports per application for Client verification

F.	1 Automatic Merge to be scheduled at client request
(vii)	Additional support requests outside of those mentioned above that may be requested by the Client will be quoted on a time and material basis.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(viii)	Should Client acquire an entity currently processing on the Fiserv software platform, Fiserv shall incorporate such entity into Client’s processing environment. *
3.	Responsibility for Accounts. Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of any errors or discrepancies. Provided that Client immediately notifies Fiserv of any discrepancy in Client’s accounts, Fiserv shall, at its expense, promptly recompute accounts affected by discrepancies solely caused by Fiserv computer or software systems or provide for another mutually agreeable resolution. Fiserv will use its commercially reasonable efforts to correct errors attributable to Client or other third-party servicers of Client.

4.	Annual Histories. Fiserv currently maintains annual histories, where applicable, for its clients. These histories can be used to reconstruct Client files in an emergency. However, in order to permit prompt and accurate reconstruction of accounts, Client agrees to retain at all times and make available to Fiserv upon request the most recent data printout(s) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).

5.	Reconstruction of Error Conditions. Reconstruction of error conditions attributable to Client or to third parties acting on Client’s behalf will be done at prevailing rates as set forth in Exhibit A — 1.

6.	Major Software Enhancements and Custom Programming. All major software enhancements and custom programming will be subject to additional charges for processing and development in accordance with Exhibit A — 1 and Exhibit E hereto. Any significant enhancements subject to additional charges will be mutually agreed upon between Client and Fiserv at a holding company discounted rate.

7.	Protection of Data.
(a)	For the purpose of compliance with applicable government regulations, Fiserv has developed an operations backup center. Fiserv tests the procedure periodically to ensure the data center’s compliance. Fiserv maintains copies of transaction in secured vaults at an off premise location.

(b)	Fiserv provides systems security utilizing commercially reasonable standards to protect Client Files from unauthorized access in compliance with applicable governmental regulations.

(c)	Upon Client providing access to Client Files through Client’s customers’ personal computers or voice response system, Client agrees to indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of such access to Client Files or any Fiserv files (including the files of other Fiserv clients) or the Fiserv System or other Fiserv systems; provided, however, that Fiserv uses commercially reasonable efforts to maintain the highest level of security standards.
8.	Processing Priority. Fiserv does not subscribe to any processing priority; all users receive equal processing consideration.

9.	Forms and Supplies. Client assumes and will pay the charges for all customized forms, supplies, and delivery charges. Custom forms ordered through Fiserv will be subject to a 15% administrative fee for warehousing and inventory control. Forms ordered by Client and warehoused at Fiserv will be subject to the administrative fee.

10.	Regulatory Supervision. By entering into this Agreement, Fiserv agrees that regulatory agencies having authority over Client’s operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

11.	Fiserv Compliance with Regulatory Requirements. Fiserv shall maintain the Fiserv Services and make all necessary changes to the Fiserv System and Fiserv Services to comply with all applicable federal, state, and local regulations that relate to the Fiserv Services (the “Applicable Laws”). Client agrees to notify Fiserv of changes in the Applicable Laws of which Client is aware. Fiserv may charge Client the pro rata portion of any costs to comply with state or local Applicable Laws divided among any other Fiserv clients requesting such work. Fiserv may request Client assistance regarding state and local Applicable Law interpretation and associated Fiserv Systems and Services change design and/or testing from time to time. Such assistance shall be provided by Client without charge to Fiserv.

12.	Product Commitments. *
     A.
13.	Termination. *

14.	Telecommunications. *

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit A — 1
Account Processing Services Fee Schedule

Monthly
Fee*	System or Service	Unit Price*	Description*

Account Analysis

Per Account

History Retention

Weiland Interface Set Up Fee

Weiland Interface File Transmission Fee

Weiland Software

AA Neg Collected Balance Monthly

Account Reconcilement

Per Item

Per Item

History Retention

Atchley Systems

Comply/CTR (Large Currency)

ATM Special Services

ATM Statement Print Services

DD Balance File Transmissions

SD Balance File Transmissions

ATM Auto Reissue from Hotcard

ATM Visa Automated Exception Update

ATM Card Access to Line of Credit (LOC)

Audit Confirmation Reports

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service	Unit Price*	Description*

Automated Clearinghouse

Receiving Transactions/Items

Originations Transactions/Items

RJE Origination

PDM’s (Company Processing)

Tape Conversion

ATM/POS File Processing

Daily Transmissions (From ATM switches and/or Clearing Houses)

Automated Returns

ACH Item Notices

Notification of Change

Direct Line Receiving from Fed

Direct Line Origination to Fed

Payroll Processing

Stop Payments/DNE

FEDI Receiving

FEDI Origination:

Customer Implementation

Customer Statement Implementation

Per Record

EPA (Electronic Payment Authorization)

Risk

Stop Payment Fee

Automated Settlement

Browser Based Host Access

Bulk Filing

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service	Unit Price*	Description*

Central Marketing File

Implementation Fee

Standard Build

Special Options Build

Off-Cycle Build

Combined Interest

Commercial Loans

Consulting Services

Coupon Books

Credit Bureau Reporting

Custom Interfaces (Including Mailbox, FTP)

Implementation

Incoming Transmissions

Outgoing Transmissions

FTP Internet Transmissions (FTP End Point User)

Federated Investors Interface

Customer Information File

Address Labels

Alpha-Key Merge

9-Digit Zip Code (ZIP+4)

National Change of Address (NCOA)

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service	Unit Price*	Description*

Customer Information File (Cont.)

Address Labels

Alpha-Key Merge

9-Digit Zip Code (ZIP+4)

National Change of Address (NCOA)

CRF Accounts (Alpha-Keys)

CRF Miscellaneous Accounts (Non-Fiserv Applications)

GEO Code

Foreign Citizen Backup Withholding

Global CRF Pricing Implementation

CIF Loan Liability Profile Report

CIF Request Report

Account Comments Report

Customer Comments Report

Address Standardization

Implementation

Run

Request Report

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service	Unit Price* Description*

Customer Information File (Cont.)

Monthly Fee

Customer to Customer Implementation

Customer to Customer Monthly Fee

Customer Reporting System

Delivery Point Bar Coding (DPBC)

Barcoding Notices

Data Communications

Data Communications

Deconversion

Deconversion

Deluxe One Network

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service	Unit Price*	Description*

Demand Deposits

Transactions Processed

Open Accounts

Account Maintenance

Interest Bearing Accounts

Closed Accounts

Current Day Transaction File Access:

History Retention — Seven Day

History Retention — Extended

Mutual Funds Sweep

ARS Processing

Statement Zip Code Sort

Service Charge Routine Implementation

Service Charge Routine Change

Accrual Adjustment Program

Account Number Production

Check Processing Descending Order

DD Kiting Suspect Report

Combined Balance Service Charge

Current Month NOW Sweep Fee

Overdraft Limit

Overnight Investments

DD Sweep Transactions

DD Sweep Notices

Automatic Transfer Items

Automatic Transfer Notices

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service	Unit Price*	Description*

Demand Deposits (Continued)

Prior Day BAI Interface File

DD Daily Extract File

Controlled Disbursements Implementation

Controlled Disbursement Memos

Controlled Disbursement Premium Package

Controlled Disbursement Pass-through

Controlled Disbursements Items

Controlled Disbursement Memos

Controlled Disbursement Premium Package

Controlled Disbursement Pass-through

Intraday Implementation

Intraday Reporting

Escrow Management

Implementation

Rent Security

Principal/Escrow

IOLA Reporting

Escrow Management Package

Exception Processing

Cash Letter Implementation

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service	Unit Price*	Description*

General Ledger

GL Base Fee

Account Centers

Transactions

Budget:

Current and Next Year Versions

Working Year Version Optional

Prior Year Version Optional

Additional Budget Versions

Outgoing Interface Extract

Application Interfaces

GL Maintenance

GL Recurring Entries

Reports

EMR Reports

Interface Report Implementation

Interface Reports (As Passed Reports)

IE Ledger Trial Balances & Transaction Reports

Transaction History:

90 Days Transaction History

Host Disaster Contingency Planning

Host/RJE Site Support

InformEnt Data Collection

InformEnt Data Collection

Late Payment Interest Charge

Late Payment Interest Charge

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service	Unit Price*	Description*

LMS

Implementation Fee

Certification Fee

Transaction Fee

Maturity Analysis Reporting

Microfiche/CDs

Microfiche/CD Originals

Microfiche/CD Duplicates

OFAC

On-Demand Request Full File Scan

Daily All New Account Scan

Online Collections

Active Accounts — Online

History Accounts

Time Zone Indicator

Positive Pay

Implementation Fee

Account Processing Fee

Presentment Items

Professional Services

Includes (but not limited to) Custom Programming (report and file creation, maintenance and fixes), and other Fiserv personnel assistance not covered by contract.

Telecommunications — Design and Consulting

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service*	Unit Price*	Description*

Report Regeneration

Report Regeneration

Reference Materials

CD-ROM

First Two

Additional Copies

Paper Manuals (Products not on CD)

Repost Due to Client Error

Repost Due to Client Error

Retail Loans

Open and Closed Accounts

Loan Interest Statements

Insurance Tape Creation

Promotional Extensions

National Credit Tool

Retirement Planning

Safe Deposit Box

Special Reports

Special Reports

Tape Creation

Tape Creation

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee*	System or Service	Unit Price*	Description*
Test Bank

Test Bank Implementation Fee

Test Bank Fixed Monthly Fee

Teller Support

Inquiry and Data capture/truncation

Third Party Review

PMM Audit Review — Includes

Original and One Electronic Copy

PMM Audit Review — Copy

Time Deposits

Open and Closed Accounts

Draft Items

Service Charge Routine Implementation

Service Charge Routine Change

Accrual Adjustment Program

Tape for Coupon Book Production

History Retention

Statement Zip Code Sort

Training

Fiserv Training Services

View Direct

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

E-Commerce System or Service	Unit Price*	Description*
Intrusion Attack Testing by Third Party

Intrusion Attack Testing

Professional Services

Telephone Banking

Flex-Phone VRU

Bill Payment Accounts

Non-Bill Payment Accounts

Auto Open Feature

Flex-Alert (Automated VRU Monitoring Tool)

Implementation Fee

One Call Feature

One Call Feature With Third Call Option

Two Call Feature

Two Call Feature With Third Call Option

Four Call Feature

Four Call Feature With Third Call Option

Per Minute Charge

Disaster Recovery Call Activity

Call Activity Tier

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

E-Commerce System or Service	Unit Price*	Description*
Disaster Recovery Call Activity (Continued)

Call Activity Tier

TB 800# Access

Implementation Fee

Extended Availability

EB Professional Services/Modifications

Retail Internet Banking Solution

Internet Banking Implementation Fee

Account Processing Fees

Retail Accounts

Commercial

Classic (BankIT) Account Processing Fees

Retail Accounts

Commercial Accounts

Advanced History

Memo Activity

Pending Transfers

Banner Manager

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

E-Commerce System or Service	Unit Price*	Description*
History Download WebConnect

Secure E-mail Message Forms

Implementation Fee (Single FI)

Implementation Fee (Holding Company)

Internet Check Ordering Interface

Implementation Fee for:

DeluxeOne Check Order/Reorder

Clarke American Check Reorder

Check Image Interface for Third Party

Implementation Fee

Network Integration and Certification

Monthly Fee

Bill Payment Services

Implementation Fee

Monthly Merchant Fee

Account Processing Fees

Internet Bill Pay Customers

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

E-Commerce System or Service	Unit Price*	Description*
Bill Payment Services (Continued)

Remote Payment Processing System

Implementation

Maintenance

Activity

Commercial Internet Banking Solution

Existing ManageIT Internet Banking Clients:

Implementation Fee

Monthly Fee

Web Site Statistics (Nettracker)

Implementation Fee

Maintenance

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit A – 2
Hours of Operation
The Fiserv Customer Service area will be in operation according to the following schedule:

Monday	8:00 A.M. — 8:00 P.M. EST
Tuesday	8:00 A.M. — 8:00 P.M. EST
Wednesday	8:00 A.M. — 8:00 P.M. EST
Thursday	8:00 A.M. — 8:00 P.M. EST
Friday	8:00 A.M. — 8:00 P.M. EST
The Fiserv Account Processing Center will observe national holidays.

Exhibit A — 3
Service Level Commitments
1.	Service Level Commitments. For purposes of the service level commitment categories set forth below, the described services shall be deemed to be “available” to Client if the Fiserv computer system, including all hardware and software necessary to provide the Client with the Services contemplated by this Agreement, is functioning and able to accept and process all input contemplated by this Agreement from Client and necessary to provide the Services in question. All service levels commitments shall be averaged over a calendar month and national holidays are excluded.
(a)	Core Applications.
(i)	Response Time. Fiserv shall provide response time for the central processor to receive an Inquiry transaction from the communications controller at the Fiserv data center, process that transaction and return the answer to the controller of * Client Local Time (“CLT”), Monday through Saturday.

(ii)	Report Availability. Fiserv shall make available to the Client at the Fiserv Output Print System or other output distribution medium or product, critical reports for the Basic Services, * CLT if such business day falls on the first calendar day of the month (General Ledger an additional 2 hours in each case), provided the Client has completed transmission of the data to be used in generating such reports to * . Fiserv shall provide such reports to the Client for each Basic Service in accordance with the above schedule at least * . The “Basic Services” are Demand Deposits, Savings, Time Deposits, Account Reconcilement, Retail Loans, Commercial Loans and General Ledger. The algorithm to calculate availability is: 7 core applications multiplied by the number of processing days in a calendar month (average number is 22 days) or [(7 x 22) – 1] / 7 x 22 = ___%.

(iii)	Teleprocessing Availability. Fiserv shall make its teleprocessing services available to the Client at least * CLT, Monday through Saturday, excluding overnight batch processing.
(b)	E-Commerce Applications.
(i)	Retail Internet Banking On—Line Availability. Fiserv shall make its Retail Internet Banking on-line system available to Client at least * , Monday through Saturday and from on Sunday, excluding overnight batch processing, and excluding periods of scheduled system maintenance on Sundays, and excluding the Central Reference File application on Sundays.
(ii)	Commercial Internet Banking On—Line Availability. Fiserv shall make its Commercial Internet Banking (ManageIt) on-line system available to Client at least * CLT, Monday through Saturday and from on Sunday, excluding overnight batch processing, and excluding periods of scheduled system maintenance on Sundays, and excluding the Central Reference File application on Sundays. When Client ceases to use ManageIt, this service level agreement will expire.
2.	Cure. In the event that the Fiserv performance fails to meet the service level commitments set forth in this Section, the Client shall notify Fiserv in writing of such failure and shall work with Fiserv to specifically identify the problem. If a deficiency is determined by the parties, Fiserv shall institute cure procedures. If the deficiency is not cured within 90 days, each month for each deficient service level commitment category until it is cured. If any deficiency persists for an additional 3 consecutive months * and upon receipt by Fiserv of prior written notice, the Client may elect to terminate this Agreement, without the payment of liquidated damages, upon payment of any fees or sums due pursuant to this Agreement and such termination shall be the Client’s sole and exclusive remedy. Fiserv agrees to cooperate with the Client to achieve the deconversion schedule.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit B
Material Purchased Through Fiserv
Client agrees to purchase, and Fiserv agrees to sell, hardware and software licenses on the terms and subject to the conditions set forth below:
1.	Equipment. Hardware and software licenses being purchased through Fiserv are described in each Exhibit B – n (“Material”). Client understands that Fiserv is acting as an independent sales organization representing each manufacturer or supplier (each, a “Supplier”) identified in each Exhibit B – n.

2.	Payment. *

3.	Fiserv Obligations. Client also understands and agrees that the ability of Fiserv to obtain Material may be subject to availability and delays due to causes beyond Fiserv’s control. Fiserv shall promptly place any orders submitted under this Exhibit with each Supplier and shall, at Client’s direction, request expedited delivery whenever available.

4.	Insurance. Client shall be responsible for appropriate property insurance for all equipment, whether Client-owned or Fiserv-owned, within Client’s premises.

5.	Delivery and Installation.
(a)	Delivery. On Client’s behalf, Fiserv shall arrange for delivery of Material to the Installation Site on or about the date requested by Client (“Delivery Date”). In the absence of shipping instructions, Fiserv shall select a common carrier on Client’s behalf.

(b)	Installation. Fiserv shall arrange for the installation of the items of Material in consideration of the Installation Fees listed on each Exhibit B – n. Client shall not perform any installation activities without Fiserv’s written consent. Fiserv or its designee shall have full and free access to Material and the Installation Site until installation is completed. If a suitable installation environment is not provided by Client, then Fiserv shall be required to perform only as many normal installation procedures as it deems to be practicable within the available facilities. Installation of Material will take place during normal Fiserv business hours, Monday through Friday, exclusive of Fiserv holidays, unless otherwise agreed by Fiserv.

(c)	Installation Environment. Client shall provide a suitable installation environment for Material as specified by Fiserv or its agents and any and all other specifications provided to Client by Supplier or Fiserv. Unless Fiserv agrees to so provide, Client shall also be responsible for (i) furnishing all labor required for unpacking and placing Material in the desired location for installation; and (ii) physical planning including, but not limited to, floor planning, cable requirements, and safety requirements in accordance with the installation manual and any and all applicable building, electrical, or other codes, regulations, and requirements. All such physical planning shall be completed on or before the Delivery Date.
6.	Shipment and Risk of Loss. All prices shown on each Exhibit B – n are F.O.B. Supplier’s plant. All transportation, rigging, drayage, insurance, and other costs of delivery of Material to the Installation Site shall be paid by Client. Risk of loss shall pass to Client upon shipment.

7.	Title to Equipment. Title to all hardware items comprising Material shall remain with Supplier or Fiserv, as the case may be, until all payments therefore are made by Client and, until such time, Client agrees that it shall not sell, transfer, pledge, or otherwise dispose of such items without Fiserv’s prior written consent.

8.	Acceptance. Equipment shall be deemed to have been accepted when Fiserv and Client have mutually agreed the equipment is functioning according to manufacturers’ and Fiserv’s specifications during standard post-installation test procedures at the Installation Site.

9.	Warranties. Fiserv warrants that Client will acquire good and clear title to all hardware items comprising Material free and clear of all liens and encumbrances. Fiserv hereby assigns to Client all warranties Supplier has granted to Fiserv with respect to Material as set forth on each Exhibit B – n. Client hereby agrees to all of the terms and conditions applicable to those warranties and acknowledges that:

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(a)	Neither Supplier nor Fiserv warrants that use of Material will be uninterrupted or error free; and
(b)	Supplier’s warranties, and the assignment of such warranties by Fiserv to Client, shall not impose any liability on Fiserv due to the services or assistance provided to Client by Fiserv with respect thereto.

Exhibit C
Software Products
WHEREAS, Fiserv is the licensor of Software (as defined below), and
WHEREAS, Client wishes to install and Use (as defined below) Software in Client’s premises.
NOW, THEREFORE, the parties hereto agree as follows:

1.	Definition of Terms.
(a)	‘Computer System’ means the manufacturer-supplied equipment and software identified on each Exhibit C – n.

(b)	‘Documentation’ means the Software documentation specified on each Exhibit C – n.

(c)	‘Enhancements’ means modifications made to Software that add program features or functions not originally within the Software and that are provided upon payment of additional License Fees. Fiserv reserves the right to determine which changes are upgrades or separately priced enhancements.

(d)	‘Location’ means any single location defined by Client.

(e)	‘Maintenance Fee’ means the annual fee specified in each Exhibit C – n for Maintenance Services.

(f)	‘Maintenance Services’ means maintenance services described in Section 4 below. Maintenance Services are available only with respect to the current and one prior release of Software.

(g)	‘Non-conformity’ means a failure of Software to perform in substantial accordance functions described in the Documentation.

(h)	‘Operational Support’ means optional Fiserv services available, at Client request, to support Client’s Software operation. Operational Support shall only be available if Client is receiving Maintenance Services.

(i)	‘Professional Service Fees’ means fees specified in each Exhibit C – n for professional services provided by Fiserv.

(j)	‘Software’ means the standard, unmodified computer programs in object code, unless otherwise specified on each Exhibit C – n, together with one set of Fiserv standard documentation. Software does not include separate, independent, and stand-alone modules or subsystems that Client has developed and maintained without Fiserv’s assistance.

(k)	‘Software System’ means the Software and Third Party Software.

(l)	‘Special Maintenance Services’ means any other maintenance services as specified in Exhibit C – n.

(m)	‘Third Party’ means any party other than Fiserv, Client, and their respective employees, agents, and subcontractors.

(n)	‘Third Party Software’ means software provided by Fiserv that is owned or licensed by Third Parties, where applicable, as identified on Exhibit C – n. ‘Total License Fee’ means the total sum specified in each Exhibit C – n for Software. Any fees for modifications, enhancements, upgrades, or additions to Software are excluded from this Exhibit unless otherwise specified.

(o)	‘Upgrades’ means changes made to maintain compatibility with new system software releases or to improve previously existing features and operations within Software. This primarily includes Software program fixes.

(p)	‘Use’ means copying or loading any portion of Software from storage units or media into any equipment for the processing of data by Software, or the operation of any procedure or machine instruction utilizing any portion of either the computer program or instructional material supplied with Software at the Location. Use is limited to type of operations described in Fiserv documentation solely to process Client’s own work. Use specifically excludes any service bureau or time-share services to Third Parties without prior written consent by Fiserv and payment by Client of additional fees in accordance with mutually agreed terms.

2.	License.
(a)	Fiserv agrees to furnish Software to Client and does hereby grant to Client a personal, non-exclusive, nontransferable License to Use the Software at the Location on the designated Computer System (i) to process the designated number of accounts; or (ii) by the maximum number of users; as specified in each Exhibit C – n.

(b)	Client may change the Location in the event Client transfers its data processing to a new location within the same country. Client will provide Fiserv with 60 days’ advance notice of any proposed transfer of operations. Assistance by Fiserv related to the transfer shall be chargeable at Fiserv’s then current professional service rates. Client shall reimburse Fiserv for any out-of-pocket expenses.

(c)	Fiserv prohibits the copying of any portions of the Software System except that Client may copy reasonable quantities of any standard end user documentation; and may copy machine language code, in whole or in part, in reasonable quantities, in printed or electronic form, for use by Client at the Location for archive, back-up, or emergency restart purposes, or to replace copy made on defective media. The original, and any copies of Software, or any part thereof, shall be Fiserv’s property.

(d)	Client shall maintain any such copies and the original at the Location and one Client archive site in the same country. Client may transport or transmit a copy of Software from the Location or the Archive Site to another location in the same country as the Location for back-up use when required by Computer System malfunction, provided that the copy or original is destroyed or returned to the Location or Archive Site when the malfunction is corrected. Client shall reproduce and include Fiserv’s copyright and other proprietary notices on all Software System copies made, in whole or in part, in any form.

(e)	Client shall not decompile, disassemble, or otherwise reverse engineer the Software System.

(f)	Third Party Software is provided to Client under the following supplemental terms:
(i)	Use of Third Party Software shall be restricted to use as part of the Software System.

(ii)	Third Party Software owners shall not be liable for any damages, whether direct, indirect, incidental, or consequential arising from the use of Third Party Software.

(iii)	Publication of benchmark tests of Third Party Software is permitted only in a writing signed by an authorized officer of Fiserv and the Third Party Software owner.

(iv)	Third Party Software owners are hereby designated as third party beneficiaries of this Exhibit as it relates to their software.

(v)	Third Party Software is not specifically developed, or licensed for use in any nuclear, aviation, mass transit, or medical application or in any inherently dangerous applications. Third Party Software owners and Fiserv shall not be liable for any claims or damages arising from such use if Client uses the Software System for such applications.
(g)	Client shall obtain and maintain at its own expense such data processing and communications equipment and supplies as may be necessary or appropriate to facilitate the proper use of the Software System.
3.	Professional Services Terms.
(a)	Fiserv agrees to provide Client with access to Fiserv’s professional personnel at the rates identified in the Professional Services Fee table in each Exhibit C – n. Modifications to the Software shall be rendered as Development Services in accordance with Exhibit E.

(b)	If requested by Client and if applicable, and subject to a mutually agreed upon implementation, Fiserv agrees to provide Operational Support at the rates specified in Exhibit C – n. Operation Support may include the following services:
(i)	Operational Support Services
A.	Warehouse Server System Administration

B.	Analysis Server System Administration

C.	Database Administration

D.	InformEnt Administration
(ii)	Design and Planning Services
A.	Warehouse Server

B.	Analysis Server

4.	Maintenance Services Terms.
(a)	Fiserv will provide the following maintenance services to Client:
(i)	Up to * for telephone support during normal business hours for reasonable operator support. For telephone support over * or not during normal business hours, Client will be charged Fiserv’s then standard professional service rates.

(ii)	On-site support, when requested by Client, will be provided at Fiserv’s then standard professional service rates.

(iii)	Software program fixes to correct Software Non-conformities for the current and one prior release will be provided within a reasonable period of time upon notice by Client. Client agrees to provide Fiserv with reasonable assistance and information in connection therewith.

(iv)	Software Upgrades will be provided to Client.

(v)	Training for updates may be offered to Client at Fiserv’s standard professional service rates. If such training is conducted at the Location or other Client site, Client agrees to reimburse Fiserv for its reasonable travel and out-of-pocket expenses.
(b)	The term for Maintenance Services shall begin upon the Successful implementation and customer acceptance of the Software and shall end upon termination of each Exhibit C-n. (“Successful” shall be defined as having all features and functions of the product working as intended within a stable infrastructure consistently delivering product performance as defined in product manuals and available for Client and end-customer use.)
(c)	Fiserv may utilize remote diagnostic software and dial-up telephone lines in providing these services. Client shall cooperate and assist Fiserv to expedite resolution of all Non-conformities.

(d)	Should Fiserv’s review of the Non-conformity indicate, in Fiserv’s reasonable opinion, that the reported problem is not a Software defect but is due to other problems including, but not limited to, input not in accordance with specifications, Client’s abuse or misuse of the Software System, or by a modification or addition to the Software System not performed by Fiserv, or by Client’s failure to properly maintain the Computer System or to install the required system software release as instructed by Fiserv, then:
(i)	Client agrees to reimburse Fiserv for the related costs of work performed by Fiserv in investigating the problem at Fiserv’s then standard professional service rates, and

(ii)	Fiserv, at Client’s request, shall advise Client whether Fiserv can correct or assist in resolving such problem, and the terms under which Fiserv shall undertake the same. Upon acceptance by Client, Fiserv shall correct or assist in resolving the problem in accordance with such terms.
(e)	Maintenance Fees shall be subject to annual increases on the anniversary date of this Agreement upon 30 days written notice to Client.

(f)	Network-related problems are not covered under Fiserv’s Maintenance Service. In the event Fiserv does provide such service, Client agrees to pay Fiserv’s then standard professional service rates.

(g)	Maintenance services in addition to those specified in this Section may be made available at Fiserv’s then standard professional service rates on a mutually agreed schedule.
5.	Equipment Terms.
(a)	Client agrees to purchase the Computer System described in Exhibit C – n in accordance with the terms specified in Exhibit B. Fiserv and Client will mutually agree upon who will perform each installation. If it is agreed upon that Fiserv will install software, Client agrees to pay the quoted Professional Services fees.

(b)	Unless the parties agree otherwise, Fiserv shall not be responsible for the provision of any maintenance or repairs to the Computer System or of any parts or replacements for the Computer System.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

6.	Performance.
(a)	Client shall give Fiserv full access to the Location, the Software System, and the Computer System to enable Fiserv to provide Services and shall make available information, facilities, and services reasonably required by Fiserv for the performance of its obligations hereunder.

(b)	Work in determining the nature of any problem or in making corrections, amendments, or additions to the Software System may be carried out at Fiserv’s site or the Location, at Fiserv’s option.

(c)	Client agrees to maintain the Computer System, Software, and Third Party Software in accordance with Fiserv’s then current specified minimum configuration during the term hereof, or contract with Fiserv to so provide.
7.	Warranties.
(a)	Fiserv warrants that Software will perform in accordance with its functional specifications when operated in the specified operating environment as described in the Documentation. Fiserv will provide replacements or corrections to Software that does not so perform where such failure is material, provided Fiserv is notified in writing. The timeframes to provide such replacement or correction will be mutually agreed upon. This warranty shall not apply if the problem is caused by unauthorized modification to the Software System, use of the Software in combination with non-Fiserv provided software, or by incorrect Use. Client acknowledges that the Software System is designed to operate on the Computer System and that the warranties given by Fiserv are conditional upon the procurement and maintenance by Client of the Computer System in accordance with the then current specified configuration.

(b)	Fiserv warrants that it has the right to License the Use of Software.
8.	Indemnity.
(a)	Fiserv shall indemnify Client and hold it harmless against any claim or action alleging Use of Software infringes a patent, copyright, or other proprietary right of a Third Party enforceable in the Location. Client agrees to notify Fiserv promptly in writing of any such claim and grants Fiserv sole right to control the defense and disposition of such claim.

(b)	If, as a result of such claim, Fiserv or Client is permanently enjoined from using Software by a final, non-appealable decree, Fiserv, at its sole option and expense, may (i) procure for Client the right to continue to use Software or (ii) provide a replacement or modification for Software so as to settle such claim. If Software modification is not reasonably practical in Fiserv’s sole opinion, Fiserv shall discontinue and terminate this License upon written notice to Client and shall refund to Client the Total License Fees paid to Fiserv. In making this determination, Fiserv will give due consideration to all factors, including financial expense.

(c)	The foregoing states Fiserv’s entire liability for the infringement of any copyrights, patents, or other proprietary rights by Software or any part thereof, and Client hereby expressly waives any other liabilities on the part of Fiserv arising therefrom.

(d)	Fiserv shall have no liability for any claim based upon
(i)	Use of any part of Software in combination with materials or software not provided by Fiserv; or

(ii)	Modifications made by Client or any Third Party.
9.	Title.
(a)	Nothing in this Exhibit shall convey to Client any title to or any rights in Software, including but not limited to all proprietary rights or ownership of any modifications. Client’s sole right in relation to Software or any modifications is Use of the same in accordance with the terms and conditions hereof.

(b)	The Software System and all modifications, enhancements, or upgrades made thereto, and all patents, copyrights, or other proprietary rights related to each of the above are the sole and exclusive property of Fiserv or its suppliers, whether made by Fiserv, Client, or any of their employees or agents. Client shall execute documents reasonably required by Fiserv to perfect such rights.

(c)	All information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of the services performed hereunder by Fiserv or jointly with Client, shall be the sole and exclusive property of Fiserv or its corporate

parent.	Client shall be entitled to Use all such work product produced by Fiserv in accordance with the terms and conditions hereof.
10.	Termination.
(a)	The termination of this Agreement shall automatically, and without further action by Fiserv, terminate and extinguish the License, and all rights in and to the Software System shall automatically revert irrevocably to Fiserv. Fiserv shall have the right to take immediate possession of the Software System and all copies thereof wherever located without further notice or demand.

(b)	If Client violates any of the Non-Assignment, License, or Use provisions of this Exhibit, or confidentiality provisions of the Agreement as relates to Software, and fails to remedy any such breach within 5 days of notice thereof from Fiserv, Fiserv may terminate this Exhibit without further notice.
11.	Non-Assignment.
(a)	In the event of the sale of 50% or more of Client’s common stock, or the sale of all or substantially all of Client’s assets, or in the event of any merger in which Client is not the surviving organization, Client may transfer this Exhibit and upon Fiserv’s prior written consent (which consent shall not be unreasonably withheld) and upon payment of a mutually agreed to additional license fee for such transfer.
(b)	If the organization acquiring Client’s common stock, assets, or surviving a merger is an organization deriving more than 5% of its gross revenues from providing service bureau, time share, computer software consulting services, computer software licensing, or computer hardware sales, Fiserv shall be under no obligation to consent to such transfer.

Exhibit C – 1
InformEnt
Schedule 1: Software System and Documentation
1.	Software.
(a)	InformEnt Warehouse Model

(b)	KnowledgeShare Administrator

(c)	KnowledgeShare Steward

(d)	KnowledgeShare Author

(e)	KnowledgeShare Analyzer

(f)	KnowledgeShare Viewer

(g)	Process Manager Scheduler Bundle
2.	Documentation.
(a)	InformEnt User Manuals and Windows Help files
3.	Location.
(a)	Fulton Financial Corporation
4.	Third Party Software.
(a)	Oracle — Enterprise Edition, Per Processor License

Schedule 2: Fees and Charges
1.	Software Fee.
(a)	InformEnt Software Included in Fixed Monthly Fee.

Number of Licenses
InformEnt Software Module	Type	Licensing Rights	Owned*
Client Software

KnowledgeShare	Admin.	Per Client Seat

KnowledgeShare	Steward	Per Client Seat

KnowledgeShare	Author	Per Client Seat

KnowledgeShare	Analyzer	Per Client Seat

KnowledgeShare	Viewer	Per Client Seat

Server Software

InformEnt Financial Services Model		Per Server

Process Manager	Base Scheduler &
Scheduler Bundle	Browser	Per Server
(b)	Additional InformEnt Software Owned — Not Included in the Fixed Monthly Fee.

Number of Licenses
InformEnt Software Module	Type	Licensing Rights	Owned*
Client Software

KnowledgeShare	Enterprise Admin.	Per Client Seat

KnowledgeShare	Author	Per Client Seat

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

2.	Upgrade License Fees If Requested. Existing licenses may be upgraded to include QIQ and/or zero footprint capabilities for the fees listed below. The rates quoted in the table will be valid for three months from the Effective Date. Thereafter, the rates will be subject to change by Fiserv on one-month’s notice.

Price effective
Current Licenses	New Licenses	1/01/2005*	Annual Maintenance*
Steward/Author	Named Developer with QIQ — fat client

Analyzer	Named Analyst — browser

Viewer	Named Interactive User – zero footprint

Viewer	Named Viewer
3.	Additional License Fees If Requested. The rates quoted in the table will be valid for three months from the Effective Date. Thereafter, the rates will be subject to change by Fiserv on one-month’s notice.

Price effective
Current Licenses	New Licenses	1/01/2005*	Annual Maintenance*
Administrator	Administrator (additional licenses)

Steward/Author	Named Developer with QIQ — fat client

Author	Explorer Single User — fat client

Analyzer	Named Analyst — browser

Viewer	Named Interactive User — zero footprint

Viewer	Named Viewer
Note: The pricing structure referenced above is for the purchase of additional Knowledgeshare licenses after 1/01/2005. All Knowledgeshare licenses purchased prior to 1/01/2005 will retain the current annual maintenance rate as outlined in the original contract and subject to annual CPI-U increases.
4.	Third Party Software Fees. Any increase in fees for any Third Party Software may result in an increase to Client as incurred by Fiserv.

Description	License Type	Qty Owned*
Oracle Enterprise	Per Processor

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

5.	Professional Services Fees.

Resource	(US $)Hourly Rate*
Professional Services Rates (Consultant)

Professional Services Rates (Information Analyst, Database Programmer, Systems Administrator, Project Manager, and Database Administrator,)

Support Function	Hourly Rate*
Operational Support (base starting rate)

Help Desk (Over 20 hours per month)
(a)	Client may request professional services for short-term projects or for long term monthly and annual commitments based on 60 days advance notice. A minimum of 2 hours per occurrence will apply. The rates quoted in the table will be valid for three months from the Effective Date. Thereafter, the rates will be subject to change by Fiserv on one-month’s notice *

(b)	Fees for telephone support rendered over * will be invoiced at the then-current Hourly Rates.
6.	CCS Training Fees. CCS education provides instructor-led training on the CCS suite of tools. The training sessions may be conducted for individual organizations at the client site, through an on-line/web utility, or at the Fiserv Pittsburgh Center (FPC). Additional CCS training sessions are scheduled for internal personnel and are posted on the web site to provide additional training opportunities to the clients. The following guidelines will ensure that pricing is consistent according to the purpose and location of the training..
(a)	Definitions.
(i)	On-Site Usage Training – Training classes that are instructor-led at a client facility based on standard courseware for the various CCS tools.

(ii)	FPC Single Client Usage Training – Single Client training classes that are instructor-led at the FPC facility and are individually scheduled per client. These sessions are also based on standard courseware for the various CCS tools.

(iii)	Single Client Virtual Classroom Training – Single Client training classes that are instructor-led through an on-line/web utility and are based on standard courseware for the various CCS tools. These sessions are scheduled and conducted per individual client.

(iv)	Pre-scheduled FPC Training – FPC Training classes based on standard courseware for the various CCS tools and prescheduled by CCS Education for internal personnel and/or multiple clients.
(b)	On-Site Usage Training. Client is billed at a * for a maximum of 10 participants. Additional participants will be * per person per day. An average of 5 hour for preparation and follow-up work, when needed will be billed at the contractual hourly rate. Travel expenses incurred by the instructor will also be expensed to the Client.

(c)	FPC Single Client Usage Training. Client is billed at a * for a maximum of 10 participants. Additional participants will be * per person per day. An average of 5 hours for preparation and follow-up work, when needed will be billed at the contractual hourly rate. Client pays for any expenses incurred by their attendees.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(d)	Single Client Virtual Classroom Training (Webex). Depending on the length of a session, the client will be billed at a * for a half-day session and * a full day. An average of 1/2 Day for prep & follow-up work, when needed will be billed at the contractual daily rate. Cost savings are recognized through the lack of travel expenses for participants and/or the trainer.

(e)	Pre-Scheduled FPC Training. Each client participant is billed according to the following pricing structure for pre-scheduled FPC Pittsburgh-based classes. The pricing structure applies to Pittsburgh-based classes pre-scheduled on the web site.
(i)	One day class — * per person

(ii)	Two day class — * per person

(iii)	Three day class — * per person

(iv)	Additional days — * per person per day
(f)	Printed Training Manual.
(i)	Additional printed copies of the training manuals — * per copy

(ii)	PDF files of the training manuals — no charge
(g)	CCS Education Cancellation and Postponement Pricing.
(i)	* if notification is provided more than 15 working days prior to training

(ii)	* per cancelled training day if notification is provided 11 to 15 day working days prior to training

(iii)	* per cancelled training day if notification is provided 6 to 10 working days prior to training

(iv)	* per cancelled training day if notification is provided 5 or fewer working days prior to training

(v)	Costs incurred by the Training Specialist due to a client cancellation will be submitted on an Expense Report for reimbursement and billed to the client.
7.	Maintenance Fees. Maintenance Fees shall be subject to annual increases to * .
(a)	InformEnt.

InformEnt			Number of
Software Module	Type	Licensing Rights	Licenses Owned*	Annual Maintenance*
Client Software

KnowledgeShare	Admin.	Per Client Seat

KnowledgeShare	Steward	Per Client Seat

KnowledgeShare	Author	Per Client Seat

KnowledgeShare	Analyzer	Per Client Seat

KnowledgeShare	Viewer	Per Client Seat

Server Software

InformEnt Financial
Services Model		Per Server

Process Manager	Base Scheduler &
Scheduler Bundle	Browser	Per Server

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(b)	Additional Licenses Owned – Not Included in the Fixed Monthly Fee. The rates quoted in the table will be valid for three months from the Effective Date. Thereafter, the rates will be subject to change by Fiserv on one-month’s notice.

InformEnt Software			Number of
Module	Type	Licensing Rights	Licenses Owned*	Annual Maintenance*
Client Software

KnowledgeShare	Enterprise Admin.	Per Client Seat

KnowledgeShare	Author	Per Client Seat
(c)	Third Party Software. Not included in the Fixed Monthly Fee.

Description	License Type	Qty Owned*	Annual Maintenance*
Oracle Enterprise	Per Processor
(i)	The term for Maintenance Services shall begin upon the execution of this Amendment and shall continue for a period coterminous with the Master Agreement.

(ii)	Any increase in fees for any third party maintenance may result in an increase to the Client as they incurred by Fiserv.

(iii)	Maintenance fees are due annually in advance with first payment due upon delivery of the Software.
(d)	Operational Support. Classic Support is included in the fixed monthly fee. Should client require Supreme or Ultimate support, additional fees would be required.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Classic *
Help Desk Support (7:00 AM - 8:00 PM)

Server Hardware Support (7:00 AM — 8:00 PM EST)

24x7 Load Production and System Monitoring Support

Daily Process Manager Mgmt. File Collection Mgmt.

Daily Performance Analysis & Reporting

Financial Services Model Mgmt.

Change Control Mgmt and Documentation

Month End Server Space Evaluation

Emergency Database Space Mgmt. and query tuning

Production System Backup Mgmt.

Production Hardware Service Dispatch (hardware purchased through Fiserv)

Prod. Server Operating System Support and reboots Annual Report Card

Supreme *
Includes all Classic items with the following additions:
▪	1 Database Reorganization

▪	Semi-Annual Report Card

▪	InformEnt Software Upgrade Costs excluding hardware and support software not bundled with InformEnt. (1 a year — M-Su 8:00 AM — 5:00 PM EST excluding Holidays)

▪	Oracle Partitioning

▪	24X5 Server Hardware Support

▪	Development Server Support

▪	CDQ Support for schedule runs (additional professional services may be required for upgrades)

Ultimate *
Includes all the Supreme items with the following additions:
▪	Quarterly Report Card

▪	InformEnt Production Software · Upgrade Costs excluding

▪	hardware and support software

▪	not bundled with InformEnt.

▪	(2 a year — M-Su excluding

▪	Holidays

▪	24x7 Server Hardware Support

▪	MarketShare Support.

Note: Operational Support Rates (referenced above) shall not exceed the * the previous twelve month period. Fiserv CCS will notify client a minimum of one month prior to any increase.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Schedule 3: Hardware
Client understands that prices for hardware will be quoted upon request. Any increase or decrease in pricing for Third Party equipment, software or maintenance may result in an increase or decrease to Client as incurred by Fiserv. Any Third Party maintenance in effect at the time this agreement is signed will continue through the term of that maintenance agreement.

Exhibit C — 2
Fiserv Account Sales and Teller
1.	Term.
(a)	License Term. The term of the License grant shall begin on the Effective Date and shall continue co-terminous with the Agreement.

(b)	Maintenance Term. The term for Maintenance Services shall begin upon the date Client first uses the License and shall continue co-terminous with the Agreement. As long as Client remains on the Fiserv Account Sales and Teller System (FAST), the seat licenses installed prior to January 1, 2000 are exempt from maintenance fees.
2.	License.

Modules	FAST Account Sales and Teller

Number of Workstations	Enterprise-wide

Computer System: Branch Fileserver	Pentium 233 MHz

(minimum configuration)	Disk space dependant upon transaction volumes and archiving options64 MB ECC RAM

Windows NT 4.0 (service pack 3)

Computer System: Workstation	Pentium 233 MHz

(minimum configuration)	150 MB available

128 MB RAM

Windows 2000 Professional (Service Pack 3)

SVGA 800 x 600

Computer System: Validation Printers	Addmaster IJ1000

Addmaster IJ2040 (Limited Support)

Addmaster IJ3160

Addmaster IJ5000 (Limited Support)

Epson TM-U375

Craden DP8

Craden DP9

Computer System: Passbook Printers

NCR 5223

Craden DP6

Craden DP8

Craden DP9

Computer System: Document Printers	HP Laser Jet III or higher Any printer with HP PCL5 support using standard driver

Seat Limitations	Unlimited

Third Party Software	Crystal Reports

RUMBA Terminal Emulation Software

Bankers Systems Electronic Forms (Optional)

3.	Maintenance Services.

Modules	Fast Account Sales and Teller
Support Service Fee	0 — 562 Seats	*

	563 — 750 Seats	*

	751 — 1,000 Seats	*

	1,001 and above	*
4.	Additional Terms and Conditions.
(a)	The Support Service Fee will be based on the number of FAST licenses installed for the previous year. Each year the Client will provide a FAST Installation Confirmation letter to Fiserv attesting to the number of FAST licenses installed as of December 31, of that year. The Client will send the FAST Installation Confirmation letter to Fiserv no later than the 5th day of January each year. An authorized officer of the Client will sign this letter. Fiserv will adjust the Support Service Fee effective every January to reflect the number of FAST licenses installed. The Support Service Fee is subject to annual increases.

(b)	The current tiered Support Service Fee offered for the Windows version of FAST will only apply to identical functionality in the New Account component of the Desktop Browser. An additional Support Service fee will apply to increased functionality added to the Desktop component. *

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit C — 3
Customer Service and Call Center Solution
1.	License Fees.

Modules	CSCS Module
Location Total License Fee	Enterprise *
2.	Professional Services.

CSCS Module (Client-server) Training and Implementation/ Consulting Fee	Client will incur Professional Service Fees to convert the current client-server solution to the new browser-based solution.

* An additional Professional Services Fee estimate will be provided if Client requires Fiserv assistance to migrate the second center to the new platform.

Fiserv CCS will provide additional CSCS Implementation or Training Services for * , plus expenses.

Professional Service Fees shall be invoiced on a monthly basis and Client agrees to pay for any professional services that have been rendered.

Fiserv CCS will create a Business Requirements List (BRL). This BRL will be the foundation for the scope of any project and will require signoff by both Client and Fiserv CCS. The BRL will also serve as the basis for the administration of change management.

Fiserv’s Change Control process is a process to ensure that all Client requests outside the defined scope of the implementation project (BRL) are documented appropriately, approved, and signed off by both the Client and the Fiserv Implementation Consultant. Changes to the scope of any implementation project may be subject to additional fees, may impact the project timeline, and must be documented using the Project Change Control Form.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

3.	Maintenance Services.

Modules	CSCS Module
Annual Maintenance Fee	*

Technical support for any database changes that may be required as part of a software upgrade for training/test system will be invoiced at a cost of * , plus reasonable out-of-pocket expenses.

Other Terms	The CSCS System Annual Maintenance will be based on the number of CSCS licenses installed for the previous quarter. Each quarter Client will provide a CSCS Installation Confirmation letter to Fiserv attesting to the number of CSCS licenses installed as of the previous quarter. Fiserv will adjust the CSCS System Annual Maintenance Fee effective each quarter to reflect the number of CSCS licenses installed. The CSCS System Annual Maintenance fees will begin on January 1, 2005.

Client agrees to operate a currently supported release of the system. Fiserv CCS will work with Client to determine dates for upgrades. However, Client must be no more than two releases, plus current version, behind in order to obtain Support Services as part of the maintenance agreement. Should Client fall more than two releases behind, plus current version, support will be provided at full Professional Services rates.

Fiserv will provide Client with a browser-based replacement license for each CSCS Licensed Program at * The browser-based replacement is limited to the CSCS System and does not include the optional CSCS Modules. Client agrees to pay for the Fiserv Professional Services to implement from the current client-server solution to the new browser-based solution.

* An additional Professional Services Fee estimate will be provided if Client requires Fiserv assistance to migrate the second center to the new platform.

The browser-based replacement will require Microsoft Office products, including Word, Excel, Visio, and Front Page and will require a dedicated Notification Server running Linux when the number of users exceeds 1,000 and these components are not part of this Exhibit.

The CSCS browser-based solution will be integrated with the SourceOne Host (Customer Search, Customer Profile, and Account Profile). Client will not be charged for standard integration between the systems. This exhibit does not include the SourceOne LMS and LiNX Operations Desktop. However, Client will not incur any LMS or LiNX Operations fees by implementing the CSCS browser-based solution.

Dial-in access is required for support purposes and customization services, if dial-in access is required to resolve a support issue and dial-in access is not available, there will be a * .

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

4.	Third Party Software.

Modules	This Exhibit assumes that Client will provide hardware and all third party software (Terminal Emulation and Database Software).

This -Exhibit assumes that Client will provide for the Microsoft Office products, including Word, Excel, Visio, and Front Page for The browser-based replacement.

Computer System	This Exhibit does not include the costs of PCs, servers and supporting software.

Exhibit C—4
Return Items Control System and Automated Proof Correction System
Fiserv hereby grants and Client hereby accepts a non-exclusive, non-transferable license to use the Return Item Control System (RICS) for Windows™ software using the following terms and conditions.
1.	Licensed Program(s). The Licensed Program includes the Return Item Control System (“RICS”) for Windows ™. RICS processes incoming return items and the Automated Proof Correction System (“APCS”) to automate out-of-balance adjustment processing. RICS stores information in an Oracle database and can interface to one (1) core processing system to retrieve name and address information and process on-line memo post debit transactions in the amount of the return item. RICS and APCS interface to the Fiserv SourceOne system via a 3270 terminal emulation software package. Use of and access to RICS and APCS is permitted only from a workstation with a licensed copy of RICS and Oracle or APCS.
2.	License and Support Services Fees. The following table outlines the License and Support Services fee structure agreed by the parties:

Licensed Program	License Fee*	Annual Support Services Fee*
Return Item Control System (RICS) for Windows™

Oracle Maintenance

Automated Proof Correction System (APCS) for Windows™
3.	Support Services. Support Services include support via telephone and dial in access, during normal Fiserv business hours, as well as Licensed Program upgrades and related host changes. Dial in access is required for support services. If dial in access is not available when the problem resolution can be easily resolved via dial in access or requires dial in access to resolve, then support is billable to Client at Fiserv’s then current Professional Services rate ( * ) for telephone resolution assistance.

4.	Additional Third Party Terms. If Third Party Products(s) provided above:
(a)	Use of the third party products provided hereunder shall be restricted to use with the Licensed Program only on a single designated PC compatible server CPU running MS-Windows and/or Netware with the number of run-time users above.

(b)	The third party products are provided under a US license and may not be assigned, transferred, rented, or used on a timesharing basis without the third party owner’s prior written consent.

(c)	Fiserv may change the third party products support services fees upon change by the third party owners.

(d)	Except as specifically provided for in this Attachment, all restrictions and obligations of the Client with respect to the Licensed Program and proprietary rights to the Licensed Program shall apply with as much force and effect to the third party owners and their products.

(e)	Fiserv agrees to pass through to Client the warranties and indemnities Fiserv has received from the third party owners.

(f)	In the event the third party product provided is a full use version as opposed to a run-time version, Client shall (i) appoint and authorize specific employees as users under the license for the number of workstations listed above, and (ii) contract with the third party owner for support services. Other provisions of the Agreement shall apply equally to run-time and full use licenses

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit C-5
Mortgage Processing Software & Services (UniFi PRO Mortgage)
1.	Definitions. The following definitions are used in this Agreement:
(a)	‘Maintenance Services’ means services to correct a Non-Conformity in the original, unmodified Software and Updates.Maintenance Services are available only with respect to the current and two prior Software releases and the latest semi-annual Updates.

(b)	‘Computer System’ means that dedicated computer hardware and manufacturer-supplied software identified on Exhibit C-5-B, which hardware and software shall be the minimum system requirements to operate the Software. Such Computer System requirements are subject to change due to technological advancements and Software Updates.

(c)	‘Non-Conformity’ is defined as a failure of software to perform in substantial accordance with functions described in the documentation.

(d)	‘Release’ a periodic version of Software, which may include Updates and Enhancements.

(e)	‘Software’ means the standard, unmodified computer programs in object code, the Progress application source code and procedure statements in machine readable form, together with one set of Fiserv standard documentation. Software may include sub-licensed software that Fiserv has obtained under license and integrated with the Software. In the event Fiserv’s license terminates, Client agrees to accept Fiserv’s provided replacement product with substantially similar functionality. Software does not include separate, independent, and standalone modules or sub-systems that Client may develop and maintain without Fiserv’s assistance, nor does it include Third-Party Software, including Forms.
2.	License to Use the Software.
(a)	Fiserv grants to Client the right to Use any Software modifications furnished or authorized by Fiserv pursuant to this Agreement.

(b)	Upon Fiserv’s reasonable request, Client shall annually certify the following relating to Client’s Software Use:
(i)	total number of Software copies and documentation related thereto; and

(ii)	total number and location of terminals on which Software is installed, operated, or accessed;

Fiserv reserves the right to audit such certification.
3.	Professional Services Terms.
(a)	Services. Fiserv will provide Client with the project management services (“Implementation Services”) and associated items for the implementation project described in Exhibit C-5 (each, an “Implementation Project”). These services will be provided by the Fiserv Professional Services Group (PSG).

(b)	All Implementation Services for Implementation Projects shall be performed in accordance with the procedures set forth below. Any dates for performance are dependent upon the timely performance by each party of the tasks assigned under the project plans for such Implementation Services.

(c)	Project Tracking Documents. Fiserv will provide the Client with the following documents throughout the implementation. The documents will be shared and mutually maintained as deemed necessary by Fiserv and the client.
(i)	Implementation Project Plan. Fiserv and Client shall jointly develop and approve a Project Plan for the Implementation Project. The Project Plan shall contain a listing of milestones, tasks, durations and resource names throughout the project lifecycle or applicable project phase as mutually agreed upon by Fiserv and Client. Client and Fiserv shall mutually agree on the initial Project Plan and ownership as defined during the project planning session. Thereafter, the project plan will be updated on a weekly basis. Fiserv and Client shall utilize their commercially reasonable efforts to meet the dates set forth in the Project Plan.

(ii)	Implementation Status Reports. Fiserv will provide weekly status reports to the client throughout the duration of the project. The Status Report will include a weekly update of the following: project status, achievements, action item summary, Statement of Work status (if applicable) and next steps.

(iii)	Project Budget Tracking. Fiserv will provide the client with a budget update on a monthly basis throughout the duration of the project. The budget template captures the history of monthly expenses incurred from contract execution through project completion and provides a Professional Services Group forecast through project completion.
(d)	Changes To Project. Modifications, changes, enhancements, upgrades, or additions to the agreed upon work beyond those stated in the executed contract shall only be added upon mutual written agreement identified within the Statement of Work document (SOW). An SOW will be provided to client for execution for each item identified beyond the original contract and/or contract addendum(s). The SOW will define in detail the effort requested and cost associated to complete the effort. Additional supporting documentation may be requested of the Client to ensure accuracy in development. In the event the parties agree to add any such items, the Project Plan shall automatically be modified to the extent necessary to allow for the implementation or provision of the items. Any such items may result in an increase in the Implementation Fees and possible extension to the project duration.

(e)	Professional Services Educational Services. Educational services are provided as part of each implementation. Services are offered in two locations: 1. Client site, 2. Fiserv training facilities, Plantation, FL.

(f)	Professional Services Help Desk. Throughout the implementation, PSG will provide additional project assistance through the PSG Help Desk. The Help Desk provides business and technical assistance to project related issues. The Help Desk is available regular business hours Monday — Friday.

(g)	Implementation Fees. Client shall pay Fiserv the fees and other charges for the Implementation Project as specified in this Exhibit.
(i)	Client agrees to pay the reasonable travel and living expenses of any Fiserv employees and Fiserv authorized contractors who render services at any Client site in connection with the Implementation Project. All expenses shall be itemized on invoices submitted by Fiserv.

(ii)	All travel related reservations including air, hotel, and rental car are required to be booked through the Fiserv Corporate Travel Desk. Corporate hotel rates provided by the client will be used when available.
4.	Maintenance Services Terms.
(a)	Once in production, Fiserv will provide the following Maintenance Services to Client:
(i)	Reasonable telephone support related to Software operation.

(ii)	Software program fixes to correct Nonconformities for the then current and two prior releases will be provided within a reasonable period of time upon notice by Client. Client agrees to provide Fiserv with reasonable assistance and information in connection therewith.

Fiserv shall respond within 1 hour to all Non-Conformity related calls placed during normal business hours of 8:00 am and 5:00 p.m. Eastern Time. Outside of normal business hours, emergency support shall be available to Client. Fiserv shall respond within one hour to all emergency support calls regardless of time of day. Fiserv is under no obligation to provide emergency support during non-business hours for issues caused by, or pertaining to custom programming performed by Client. All calls will be prioritized in accordance with the following:
A.	“High Priority” means any issue, except those pertaining to Client generated custom programs, where Client cannot operate its business. Fiserv shall respond to High Priority issues within 1 hour. Fiserv shall use commercially reasonable efforts to provide a temporary fix or workaround within 24 hours and a permanent resolution within 7 days;

B.	“Medium Priority” means any Issue, except those pertaining to Client generated custom programs that prevent the Software from operating in substantial accordance with its documentation. Where some portions of loan production is malfunctioning, but Client is not prevented from processing, closing, originating or shipping loans, and for which an alternative or workaround may be accomplished. Fiserv shall respond to Medium Priority issues within 4 hours. Fiserv shall use its commercially reasonable efforts to provide a temporary fix or workaround within 7 days and a permanent resolution within 14 days;

C.	“Low Priority” means any Priority that is not a High Priority or Medium Priority. Fiserv shall use commercially reasonable efforts to provide a workaround and a permanent resolution in the next Software release open for development.
(iii)	Fiserv shall utilize best efforts to maintain the Software in compliance with applicable Fannie Mae, Freddie Mac, FDIC, Federal Home Loan Board, and other Federal regulations. Software Updates will be provided to Client. Client agrees to install Updates so that the Software installed on the Computer System is no more than 2 releases behind the then current Software release. At Client’s request, Fiserv will install such Updates at Fiserv’s then current rates.

(iv)	Training for Updates may be offered to Client at Fiserv’s then current rates.
(b)	Client agrees to train current and future support staff members on Software technical and user operations, with a reasonable amount of training required to keep its end users minimally proficient on the system.

(c)	Fiserv utilizes remote diagnostic software and dial-up telephone lines in providing these services. Client agrees to provide remote access capabilities to Fiserv. Client shall cooperate and assist Fiserv to expedite resolution of Nonconformities. Client is responsible for costs associated with remote dial-up.

(d)	The initial maintenance fees and adjustment terms are specified in this Exhibit. Additional maintenance fees for each Enhancement shall be quoted at the time such Enhancement is licensed, and additional maintenance fees for Customizations shall be as set forth in the Project Plan for such Customization.
5.	Use Of And Rights To Fiserv’s Work Product. All information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of the services performed hereunder by Fiserv or jointly with Client, shall be the sole and exclusive property of Fiserv or its corporate parent. Client shall be entitled to Use all such work product produced by Fiserv in accordance with the terms and conditions of this Agreement.
6.	Term. The term of this Agreement and the licenses granted hereunder shall begin on the Effective Date and continue unless terminated earlier as provided herein within this agreement.
7.	Payment.
(a)	Client shall be solely responsible for payment of any applicable Taxes.

(b)	Each payment to be paid to Fiserv hereunder is due upon receipt of the invoice.

(c)	Except as otherwise expressly provided herein, Client agrees to pay reasonable travel and living expenses of any employees of Fiserv and its authorized contractors who render services at any Client site in connection with the activities described in this Agreement. All expenses shall be itemized on invoices submitted by Fiserv and shall be due and payable upon presentation of each invoice as provided herein.

(d)	Third Party fees shall be billed to Client and may be changed from time to time upon notification of a fee change from the third party vendors. In this case Third Party fees pertain to any Third Party license or maintenance fees that are approved by Client and purchased through Fiserv. An example of this would be the Progress licenses and fees associated with UniFi that are purchased through Fiserv.
8.	Performance.
(a)	Client shall give Fiserv full access to the Software and Computer System to enable Fiserv to provide Services and shall make available information, facilities, personnel, and services reasonably required by Fiserv for the performance of its obligations hereunder.

(b)	Work in determining the nature of any problem or in making Software corrections, amendments, or additions may be carried out at Fiserv’s site or at Client’s sites at Fiserv’s discretion.

(c)	Client shall be solely responsible to identify required documents necessary to process Client’s business and to contract for and coordinate delivery of document images and data mapping through VMP Mortgage Forms. If additional custom documents are required by Client, Client shall be responsible for the development of such custom documents.

Exhibit C—5—A
Fee Schedule
1.	Software. The Software is defined by the documentation and manuals produced by Fiserv for the UniFi PRO Mortgage loan origination solution

2.	UniFi PRO Mortgage Software License Fees.
(a)	Full Service — All UniFi PRO Mortgage “full service” licenses purchased by the Client during the term of this agreement will be invoiced at * . Provided that Resource Bank, an affiliate of the Client, has converted its total loan origination solution to UniFi PRO Mortgage, then all UniFi PRO Mortgage “full service” licenses purchased to complete the conversion or subsequent to the conversion by the Client will be invoiced at * .

(b)	Limited Service — All UniFi PRO Mortgage “limited service” licenses purchased by the Client during the term of this agreement will be invoiced at * . Provided that Resource Bank, an affiliate of the Client, has converted its total loan origination solution to UniFi PRO Mortgage, then all UniFi PRO Mortgage “limited service” licenses purchased by the Client to complete the conversion or subsequent to the conversion will be invoiced at * . For the purposes of this paragraph, “limited service” is defined as a UniFi PRO Mortgage License that is utilized by a client branch office for taking less then 6 applications per month.
3.	UniFi PRO Mortgage Maintenance Fees. UniFi PRO Mortgage annual maintenance fees for all existing and future UniFi PRO Mortgage licenses and interfaces will be calculated at a rate of 20% of the original purchase price during the term of the agreement. * Provided that Resource Bank, an affiliate of the Client, has converted its total loan origination solution to UniFi PRO Mortgage, then subsequent to the conversion the annual maintenance fees for all existing and future UniFi PRO Mortgage licenses and interfaces will be calculated at a rate of *.
4.	Interfaces. The following UniFi PRO Mortgage interfaces will be supplied to the Client at * to the Client:
(a)	Fannie Mae Desktop Underwriter and Fannie Mae DU Connections

(b)	Freddie Mac Loan Prospector

(c)	Fannie Mae Mornet

(d)	Freddie Mac Midanet

(e)	CBC (Credit)

(f)	Informative Research (Credit)

(g)	First American Flood Data Services

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(h)	MortgageServ

(i)	Laptop Upload Capability-Remote Structure

(j)	MERS

(k)	1003 Import

(l)	eLynx Document Delivery

(m)	ILS Interface

(n)	CredStar Interface

(o)	Provided that Resource Bank, an affiliate of the Client, has converted its total loan origination solution to UniFi PRO Mortgage, then the following interface, in addition to those listed above, will be supplied to the Client at no charge to the Client:
(i)	PRO Link/PRO Link Plus
(p)	In the event that Client does not convert Resource Bank’s total loan origination solution to UniFi PRO Mortgage, the fee for the PRO Link/PRO Link Plus interface * .
5.	Professional Services Fees. All Implementation Services and related Training Services from the Fiserv Professional Services Group (PSG) associated with the projects listed below will be invoiced at Fiserv’s then current rates * :
(a)	Conversion of Resource Bank to the UniFi PRO Mortgage System.

(b)	Upgrade to version 5.2 (eX) of UniFi PRO Mortgage.

(c)	Conversion to UniFi PowerPrint from UniFi UniPrint.

(d)	Installation of Progress Version 10.

All other Implementation Services and Training Services not associated with the projects listed above will be invoiced at Fiserv’s then current rates.

Except as otherwise expressly provided herein, Client agrees to pay reasonable travel, excluding travel time, and living expenses of any employees of Fiserv and its authorized contractors who render services at any Client site in connection with the activities described in this Agreement. All expenses shall be itemized on invoices submitted by Fiserv and shall be due and payable upon presentation of each invoice as provided herein.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

6.	Progress Version 10 Licensing. During the term of this agreement, Client will be entitled to exchange its current Progress Enterprise licenses for Progress Enterprise Version 10 licenses at * to the Client. If Resource Bank, an affiliate of the Client, converts its loan origination solution to UniFI PRO Mortgage during the term of this agreement, all Progress Enterprise Version 10 licenses required for Resource Bank will be at * to Resource Bank or Client. Client will not pay more than 20% of the license list price as of the date of this Agreement for annual maintenance of the database. Provided that Resource Bank, an affiliate of the Client, has converted its loan origination solution to UniFi PRO Mortgage, then subsequent to the conversion, the total annual maintenance fee for Progress Enterprise licenses for Resource Bank and Client will be * as of the date of this Agreement. *

7.	Custom Programming Assistance. During the term of this agreement, Client will be entitled to a total of * of custom UniFi PRO Mortgage development at no charge to the Client.
(a)	All custom UniFi PRO Mortgage development work exceeding the * will be invoiced at Fiserv’s then current rates.

Except as otherwise expressly provided herein, * .
8.	Networking Assistance. Upon execution of this agreement, Fiserv will disburse to the Client a * to be used by the client solely to convert its current UniFi PRO Mortgage stand alone laptops to host connected devices utilizing Citrix, Terminal Services or NetSpeed.
9.	Other Licenses and Services. Except as otherwise expressly provided herein, all license and service fees invoiced to the client will be at Fiserv’s then current rates.
10.	Other. Fiserv will continue to work collaboratively with Mortgagebot in regards to the ongoing support of Client. This will include support for taking online mortgage applications and returning loan status information to Mortgagebot utilizing the current ProLink/ProLink Plus interface or a future comparable replacement. Any technology initiatives that are warranted during this time will be jointly discussed between the three parties and a mutually agreeable plan of action will be defined. Fiserv understands and agrees with Client’s desire that all connections to third party services be initiated from inside the Client network. It is not desirable to open the Client network for inbound connections from a third party. As we develop new, and update existing third party connections this will be our standard and strongly preferred method of communication.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit C—5—B
Computer System
Fiserv recommends Client obtain the following for proper Software operation:
1.	Hardware Recommendations. The Hardware, Programming Language, and Operating System to be utilized by Client are listed below. These configurations will provide an acceptable level of performance. As with any Windows software; however, performance can be affected by other applications, overall system configuration, and many other factors. In addition, an Internet connection is required, as all Software Updates are made available on the Internet. These Requirements reflect only the effect of the Software being licensed; other third party software operating on the desktop must be evaluated by the Licensee to determine additional impact on hardware and network.
(a)	Networked Workstation

	CPU	Intel® Pentium® IV
	Operating System(s)	Microsoft® Windows® 2000 Pro./XP Pro.
	Memory	256 MB (XP Requires 384 MB)
	Available Disk Space	100 MB

(b)	Laptop

	CPU	Intel® Pentium IV
	Operating System(s)	Microsoft® Windows® 2000 Pro./XP Pro.
	Memory	256 MB (XP Requires 384 MB)
	Available Disk Space	1 GB (when upgrading to a new version of software,
additional disk space may be required)
	Modem	56K

(c)	EDI Communication Server

Dial-Up
	CPU	Intel® Pentium IV
	Operating System(s)	Microsoft® Windows® 2000 with .NET Framework
	Memory	256 MB
	Available Disk Space	40 MB
	Modem	U.S. Robotics® 56K External Modem

(d)	Leased Line

	CPU	Intel® Pentium IV
	Operating System(s)	Microsoft® Windows® 2000 with .NET Framework
	Memory	512 MB
	Available Disk Space	40 MB
	Communication Lines	Consult Fiserv Lending Solutions on the availability
and requirements of a TCP/IP connection.

(e)	EDI Parser(s). The EDI Parser computers are part of Fiserv Lending Solutions’ scalable EDI solution. Multiple computers might be needed depending on the customer’s volume and response time requirements.

	CPU	Intel® Pentium IV
	Operating System(s)	Microsoft® Windows® 2000
	Memory	256 MB
	Available Disk Space	20 MB
(f)	Database Server*. The Database Management System runs on platforms that are determined by the DBMS vendor. Please refer to individual vendor sites for platform availability.

(g)	Code Server(s)*. The Code Server runs on a Novell® 5.0 using TCP/IP protocol, Microsoft® Windows® 2000 with Service Pack 4.

(h)	Web Server (For NetSpeed Deployment)*. The Web Server can run on Microsoft® Windows® 2000 with Service Pack 4. Additional software requirements include IIS 5.0 or higher.

(i)	NetSpeed Application Server (For NetSpeed Deployment)*. The NetSpeed Application Web Server can run on Microsoft® Windows® 2000 with Service Pack 4. Additional software requirements include IIS 5.0 or higher and Progress® Software Open Edge Application Server 10A.

(j)	PowerPrint® Production Server*. The PowerPrint Production Server using the Rakis Runtime engine V4.6 runs on Microsoft® Windows® 2000 with Service Pack 3.

(k)	PowerPrint® Database Server*. The PowerPrint Database Server runs Microsoft® SQL Server 2000 on Microsoft® Windows® 2000 with Service Pack 4 and MDAC 2.6.

(l)	PowerPrint Development Server*. The PowerPrint Development Server runs on Microsoft® Windows® 2000 with Service Pack 4. Additional software requirements include Visual Basic 6.0 Professional Edition (or better) with Service Pack 3.

(m)	Printer Requirements. Network/Fixed Printer: Any Windows-compliant printer that supports PCL5e or above. (Additional hardware might be needed to print forms. Consult Fiserv Lending Solutions or your forms provider.) Laptop Portable Printers: HP DeskJet 340 or Cannon BJ 80

(n)	Other Requirements.
(i)	U.S. Robotics 56K external modem needed for PCAnywhere™ sessions by Fiserv Lending Solutions personnel.

(ii)	A CD-ROM is needed for the initial software installation.
(o)	* Due to the unique nature of each Client’s environment, it is impossible to state specific hardware requirements without doing a detailed analysis of your individual needs.

(p)	** Microsoft® Windows® 2000 and XP are required to be Professional version or higher unless otherwise stated.

(q)	When upgrading to a new version of the software, additional disk space may be required.

®	Hardware requirements are subject to change.

Exhibit D
E-Commerce Services
Client agrees with Fiserv as follows:
1.	Services. Fiserv will provide Client the Remote Banking Services (“Remote Banking Services”), Internet Web Design Services (“Web Design Services”), and Internet Web Hosting Services (“Web Hosting Services”), (collectively, “E-Commerce Services”) as specified in Exhibit D — 1.

2.	Fees. *
3.	Equipment and Supplies. Client shall obtain and maintain at its own expense such equipment as may be necessary or appropriate to facilitate the proper use and receipt of E-Commerce Services. *
4.	Service Modifications. In connection with Fiserv’s provision of E-Commerce Services, either party may terminate E-Commerce Services, or any part thereof, immediately upon notice to the other party of any legislative, regulatory, or judicial (i) impairment of the provision thereof; and/or (ii) restrictions or conditions that would materially affect the integrity thereof.
5.	Effect of Termination. Upon any termination or expiration of this Exhibit, Client shall continue to be responsible for fees related to E-Commerce Services unless Fiserv receives written notice to delete Client Files from the Fiserv System. Client shall continue to be responsible for all data communications and modem fees until (i) all circuits are disconnected and the telecommunications company ceases invoicing Fiserv; and (ii) Fiserv receives back all equipment supplied to Client by Fiserv.
6.	Trademark and Content License. Client hereby grants to Fiserv a non-exclusive, non-assignable right to use Client’s trademarks, trade names, service marks, service names (collectively, “Trademarks”), and Content (as defined below) in connection with Fiserv’s provision of E-Commerce Services. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of Fiserv’s use of Trademarks and/or Content.
7.	Regulatory Compliance. Client shall use E-Commerce Services only in conjunction with lawful purposes. Client agrees not to use E-Commerce Services for any activities in violation of any laws or regulations, including, but not limited to, wrongful transmission of copyrighted material, sending of threatening or obscene materials, or misappropriation of exportation of trade or national secrets.
8.	Client Warranties. Client represents and warrants that (a) any work, content, or information (“Content”) provided to Fiserv is either original or that Client has the legal right to provide such Content; and (b) Content doesn’t impair or violate any intellectual property or other rights of Fiserv or any third party. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of any breaches of the foregoing; or any improper use of information gathered through any co-branded site as part of E-Commerce Services. Client acknowledges that Fiserv shall not monitor, review, or approve any Content. Client acknowledges that access to E-Commerce Services shall be across public and private lines and that Fiserv has no control over such lines or the information available from non-Fiserv sources.
9.	Technical Support. Client agrees to provide all end user technical support. Fiserv will provide “second level” Technical Support to Client’s user support representatives. “Technical Support” means Fiserv will take an initial technical support inquiry from Client and initiate the troubleshooting process. Fiserv shall use commercially reasonable efforts to determine the source of technical support issues, and to remedy the issue. Technical Support is available as described in the Exhibits.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit D — 1
E-Commerce Services Description
1.	Services.
(a)	Fiserv will provide Client access to E-Commerce Services via Internet browser and/or Telephone Banking, to communicate with the Fiserv System. Client’s customers may access and conduct certain business transactions to their enabled accounts from their PC(s) or telephone(s).

(b)	Fiserv will provide the following functions:
(i)	Sign on Authorization

(ii)	Account History for Demand and Savings accounts

(iii)	Bill Payment via Internet and/or Telephone Banking

(iv)	E-mail interface from customer to Client (if Client uses Fiserv as its Internet Services Provider)

(v)	Account Summary for Demand, Savings, Installment Line of Credit, and Mortgage Banking accounts

(i)	Funds Transfer

(ii)	Stop Payments

(iii)	Check Reorders

(iv)	Reports (detailed on Exhibit D — 3 hereto)

(v)	Transaction history downloaded to Quicken or MS Money in QIF format
(c)	Upon reasonable request by Client and acceptance by Fiserv *

(d)	Client acknowledges and understands that E-Commerce Services may be subject to unavailability due to congestion or overload on public circuits supplied by third parties or due to downtime by such third parties.

(e)	Fiserv agrees to provide Second Level Customer Support to Client. “Second Level Customer Support” is defined as whereby Fiserv, during normal business hours, assists Client in resolving customer support issues related to the normal operation of Remote Banking Services that Client is unable to adequately resolve directly with the customer. Fiserv’s sole obligation is to provide timely response to Client for requests for Second Level Customer Support. In no event is Fiserv obligated to contact or receive support calls from Client’s customers to provide support for Remote Banking Services.

(f)	As part of Fiserv’s one-time Remote Banking implementation fee, Fiserv shall provide one day of on-site training, comprised of a general system overview, administration, and end user training in the use of E-Commerce Services. Client acknowledges and agrees to reimburse Fiserv for reasonable travel, boarding, and meal expenses incurred for such on-site training. Client further acknowledges that additional training, project management, and consulting may be obtained from Fiserv at the rates specified in Exhibit A — 1.
2.	Client Responsibilities.
(a)	Client will facilitate timely cooperation between any necessary third parties in order for Fiserv to provide E-Commerce Services.

(b)	Client will provide Fiserv the applicable domain name for Remote Banking Services, if applicable.

(c)	Client will establish a web site using Client’s vendor of choice using a Client designated operable domain name.

(d)	Client will review and approve all applications for use of E-Commerce Services, using any validation procedures Client determines, in its sole discretion, are necessary to ensure the financial integrity of a participating customer.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(e)	Client will obtain from each customer with access to E-Commerce Services (a) a written application, the form of which will be provided to Fiserv; and (b) a written agreement sufficient to enable Client to comply with its obligations under this Exhibit, the form of which will be approved by Fiserv, with such agreement specifying the E-Commerce Services to be provided and customers’ obligations in using E-Commerce Services.

(f)	Client is, and shall remain, solely and exclusively responsible for any and all financial risks, including, without limitation, insufficient funds, associated with each customer accessing E-Commerce Services. Fiserv shall not be liable in any manner, for (1) merchant late charges or (2) lost or misdirected customer bill payments, unless all Fiserv merchant setup policies and bill payment entry policies are followed by Client and Fiserv commits a wrongful act or omission to its stated policy as defined in Fiserv’s Bill Payment Operations Policy Manual. In no event shall Fiserv’s responsibilities for such penalties or late fees * . Client shall be responsible for any late charges imposed by merchants or payees. Client shall instruct users of Bill Payment Services that payments should be initiated in advance of the due date by the number of days defined with the Fiserv Bill Payment Operations Manual in order to avoid the possibility of late payment and associated late charges.

(g)	Client acknowledges that Section (f)(2) will only apply if Client elects to use Fiserv’s back room operations facility for Bill Payment fulfillment. If Client elects to perform this function Section (f)(2) will not apply.

(h)	Client will use, and will instruct its customers to use, E-Commerce Services in accordance with such reasonable rules as may be established by Fiserv from time to time as set forth in any materials furnished by Fiserv to Client.

(i)	Client assumes exclusive responsibility for the consequences of any instructions it may give to Fiserv, for Client’s or its customers failures to properly access Remote Banking Services in a manner prescribed by Fiserv, and for Client’s failure to supply accurate input information, including, without limitation, any information contained in an application.

(j)	In the event that Client elects to utilize Fiserv’s back room facility for Bill Payment fulfillment, Client will designate a bank settlement account to be used for the purposes of settling, in aggregate, the financial transactions requested via E-Commerce Services. Fiserv shall provide Client with details of the specific transactions, reported similarly as other transactions may be done, that were a result of access to E-Commerce Services. Client shall be responsible for auditing and balancing of any settlement accounts.

(k)	In the event that Client elects to utilize Fiserv’s back room facility for Bill Payment fulfillment, Client will verify and reconcile any out-of-balance condition, and promptly notify Fiserv of any errors in the foregoing within 24 hours (exclusive of weekends and applicable holidays) after receipt of the applicable detail report(s) from Fiserv. If notified within such period, Fiserv shall correct and resubmit all erroneous files, reports, and other data at Fiserv’s then standard charges, or at no charge, if the erroneous report or other data directly resulted from Fiserv’s error.

(l)	Client is expressly prohibited from extending any warranty or warranties on Fiserv’s behalf to any person.

(m)	Client appoints Fiserv as its agent with the sole discretion for the selection of an interchange service for Fiserv’s use in providing bill payment services and other similar third party services, which may, from time to time, become available or be offered to Client as additional services.

(n)	Client agrees to provide first level customer support for E-Commerce Services with its customers.

(o)	Client will be responsible for the payment of all telecommunications expenses associated with E-Commerce Services.

(p)	Client acknowledges and understands its responsibility and liability as they relate to Client’s access to the Internet. Fiserv assumes no liability or control over the Internet access of its on-site systems and remote employee or affiliate access.

(q)	Client agrees to purchase any necessary equipment or software needed to provide E-Commerce Services from Fiserv or a Fiserv-approved alternative, and shall be responsible for maintaining such equipment or software in an operating condition, including any mandatory maintenance service programs prescribed by Fiserv. Fiserv will provide minimum specifications for all such equipment or software.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit D — 2
E-Commerce Services Fee Schedule
This fee schedule is included in Exhibit A — 1.

Exhibit D — 3
E-Commerce System Reports

Report No.	Report Name
Telephone Banking (Host-Based) Reports
TB320-01	Merchant Payment History Report
TB320-01	Valid Transfer Report
TB335-02	Settlement Totals Report
TB500-05	Customer Transaction History Report
TB700-06	Merchant Directory Report
TB720-08	Merchant Profile Report
TB310-13	Transfer/Bill Payment Directory
TB320-14	Merchant Payment Checks
TB320-15	Check Register Report/Add’l Check Pages
TB320-16	Merchant Notice of Deposit/Notice of Transit to ACH
TB320-17	Payment/Transfer Exception Report
TB350-20	Merchant Verification Form Report
TB410-21	Customer Usage Report
TB600-26	Annual Payment Summary Report
TB600-27	Annual Summary Exception Report
TB310-30	NSF Notices Report
TB310-31	Merchant Verification Exception Report
TB750-36	Active/Inactive Report
TB250-39	Customer Batch Update Report
TB250-40	Customer Batch Update Exception Report
TB255-41	Merchant Batch Update Report
TB255-42	Merchant Batch Update Exception Report
TB265-43	Return Item Report
TB400-09	Purged Accounts Report
TB430-19	Branch Customer Report
TB720-48	Purged Merchant Report
TB725-46	Purged Merchant History Report
TB565-49	Electronic Banking Statistics
Internet Banking (Browser-Based) Reports
n/a	NetTracker Reports

'

Exhibit D — 4
Implementation Guidelines
1.	Client agrees that Fiserv is limiting the implementation effort to features described in Exhibit A — 1 and initialed by Client. Upon signing of this Agreement, an Implementation Questionnaire will be provided to Client that details Client’s setup and branding options. Additional customization or the installation of features that are not defined by this Exhibit D or the Implementation Questionnaire is considered “Custom Development” and is billable at the rates specified in Exhibit A — 1. If additional customization is required after Client and Fiserv have projected a “Live Date” for the service, Fiserv reserves the right to move the “Live Date” to a future available time slot or add the customization after the Internet Banking site is moved to the “live” environment. Future customization will follow the established “Enhancement Request” process defined by Fiserv.
2.	Client Internet Banking site will be moved from a “test” environment to a “live” environment only after a completed Implementation Signoff is received by Fiserv. No changes to the site will be allowed until after the site has been moved to the “live” production servers. Fiserv requires a minimum of 5 business days after Implementation signoff is received to move Client to “live” environment.

Exhibit E
Development Services
Client agrees with Fiserv as follows:
1.	Custom Programming Allowance. *
(a)	If Client funds the development of an enhancement, and such funding is in * and the enhancement generates revenue for Fiserv in the Client-delivered specifications, a rebate program based on the level of Client investment will be implemented. The parameters of the rebate program will be mutually agreed to on a project-by-project basis.

(b)	Fiserv will cooperate with Client on projects that will guarantee fee income for Client. *
     Each such project will be defined and agreed upon before development begins. Parameters will be mutually determined per specific project.
(c)	For projects that Client requests that are not currently in the Fiserv plan and which Client requests to expedite, Fiserv may use 3rd party contractors to achieve Client’s objectives. In such event, Client will be required to share in the funding of the 3rd party resources. Client’s shared funding expense * .

(d)	Fiserv will provide * to be used at Client’s discretion to prioritize components within the Fiserv strategic initiatives as validated by the Client Advisory Board. The current strategic initiatives validated by the Client Advisory Board include * .

(e)	* Client to define specific projects and establish the appropriate service level agreements for project completion and quality. The program manager will insure that the Fiserv SourceOne project delivery framework consisting of feasibility, planning, design, construction, and deployment phases is employed as appropriate for all new Client development requests. The program manager will create and maintain a summary report of all Client development initiatives. The status of each project contained in the report will be reviewed with Client during regularly scheduled monthly conference calls. Additionally, the program manager will visit Client on a quarterly basis to review the status of each project, share the strategic development direction of Fiserv SourceOne, and to help jointly define any new development initiatives that Client may be interested in pursuing.
2.	Development Services. Except as defined in this Exhibit E, Subsection 1, Fiserv will provide Client with modifications, enhancements, and customized programming services (“Development Services”) and associated items for particular development projects as described in Exhibit E — n (each a “Development Project”). All Development Services for Development Projects shall be performed in accordance with the procedures set forth below and at the Professional Services rates defined. Fiserv agrees not to increase fees for any individual promoted or reassigned during the course of the project. Any dates for performance are dependent upon the timely performance by each party of the tasks assigned under the project plans for such Development Services.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(a)	Business Requirements List. Client shall provide Fiserv with all necessary information concerning its requirements for Development Services in a Business Requirements List. Fiserv shall review and suggest revisions to such Business Requirements List on a timely basis. The parties shall mutually agree in writing on the final Business Requirements List for any such project.

(b)	Functional Specifications. Development Services shall be based upon specifications created by Fiserv and approved by Client as provided below:
(i)	Fiserv shall develop Functional Specifications based on the Business Requirements List for Client’s written approval. Fiserv shall not be obligated to perform any further development work until Functional Specifications are approved in writing by Client, which approval shall not be unreasonably withheld or unduly delayed.

(ii)	Modifications, changes, enhancements, conversions, upgrades, or additions to the agreed upon work beyond those stated in Functional Specifications shall be added only upon mutual written agreement. In the event the parties agree to add any such items, the Functional Specifications and applicable Project Plan shall automatically be modified to the extent necessary to allow for the implementation or provision of the items.
(c)	Project Plan. Fiserv shall develop a Project Plan for each Development Project based on Functional Specifications. Each such Project Plan shall contain a listing of the nature and timing of tasks for the project (including the development of an acceptance test), some of which are to be performed by Fiserv and some by Client. Fiserv shall utilize its commercially reasonable efforts to meet the dates set forth in the Project Plan or any replacement thereof. Modifications and changes to the Project Plan shall be only by mutual written agreement of the parties.

(d)	Acceptance Test. Fiserv shall prepare an “Acceptance Test” for the testing of each Development Project. Client shall timely review the proposed Acceptance Test. The Acceptance Test shall be adopted once Client’s written approval is given, which approval shall not be unreasonably withheld or delayed.
(e) Acceptance Testing. Each Development Project shall be deemed successfully completed by Fiserv upon the completion of the Acceptance Test or by live operation and use of the Development Project in Client’s business for a period of 10 days, whichever occurs first. Exceptions to the process may be requested on a case-by-case basis. Client agrees promptly to notify Fiserv in writing (and with reasonable particularity) upon conclusion of testing or earlier upon discovery of any specification non-conformities disclosed by such testing. Fiserv shall correct any specification non-conformities disclosed by such testing within a reasonable time of Client’s notice.
3.	Estimated Fees.
(a)	Except as defined in this Exhibit E, Subsection 1, Client shall pay Fiserv fees and other charges for each Development Project as specified in each Exhibit E — n (“Development Fees”).
          *               Any estimates of Development Fees and completion dates are referenced solely for the purpose of allowing Client to plan its budgets and schedules based upon the then available information. The daily rates quoted in the table will be valid for 3 months from the effective date of a Development Project. Fiserv will adhere to its Professional Services rates as defined. Fiserv agrees not to increase fees for any individual promoted or reassigned during a project.
(b)	Client agrees to pay the reasonable travel and living expenses of any Fiserv employees and Fiserv authorized contractors who render services at any Client site in connection with each Development Project. All expenses shall be itemized on invoices submitted by Fiserv.

(c)	Should Fiserv provide installation, conversion, or training to Client for a Development Project, the fees therefore shall be as specified on each Exhibit E — n.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(d)	Development Fees shall be paid 25% upon execution, 25% upon accepted specification document, and 50% upon project acceptance as described in item 2.d of acceptance test..

(e)	Fiserv reserves the right to increase the applicable maintenance fees for the Fiserv Service to which the Development Project relates.

(f)	Fiserv reserves the right to charge Client at Fiserv’s then current Professional Services rates for any necessary retrofitting of Development Services when releases of the Fiserv System(s) to which Development Projects relate are made generally available.
4.	Use of and Rights to Development Projects. All information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of Development Services and Development Projects shall be the sole and exclusive property of Fiserv or its corporate parent. Client shall be entitled to use the results of any Development Project in accordance with the terms and conditions of the Agreement.
5.	Development Project Termination. At Client’s sole option, Client may terminate any Development Project upon 1 month’s prior written notice to Fiserv, provided that Client agrees to pay Fiserv for any outstanding Development Fees for Development Services rendered prior to the effective date of termination. In no event shall Fiserv be liable for refund of any Development Fees already paid by Client.
6.	Rescheduling. If Client is unable to provide access to required facilities or personnel or is unable to meet its tasks assigned on a Project Plan in a timely manner, Fiserv will endeavor to reschedule tasks to minimize non-productive time. All such non-productive time is chargeable to Client. If such non-productive time is expected to be significant, Fiserv will endeavor to reassign its personnel to other suitable work. In this event, Client will not be charged for the time personnel were reassigned.

Exhibit F
Mortgage Processing Software & Services (MortgageServ)
Account Processing Services
Client agrees with Fiserv as follows:
1.	Services. Fiserv will provide Client the following Account Processing Services (“Account Processing Services”) specified in Exhibit F and F-1.

2.	Fees.
(a)	Client shall pay Fiserv fees and other charges for Account Processing Services specified in Exhibit F-2 (“Account Processing Fees”).

(b)	Fiserv agrees not to increase the Base Account Fee for inflation during the Term of the Agreement.
3.	Communications Hardware and Software.
(a)	Client understands and agrees to do the following:
(i)	contact Fiserv to obtain equipment configuration and addressing information for all network-attached devices. Client agrees to configure all such equipment in accordance with such information;

(ii)	provide Fiserv 60 days prior written notice, specifying the effective date prior to disconnecting data communications services provided by Fiserv; and

(iii)	use Remote Job Entry or Network Job Entry for report delivery.
(b)	In order to maintain compatibility with IBM software, Fiserv installs new releases to its communications software. Fiserv will provide prior written notice of planned installations. Client must obtain appropriate changes for its communications software in order to retain compatibility.
4.	Reconstruction of Error Conditions. Reconstruction of error conditions attributable to Client or to third parties acting on Client’s behalf will be done at Fiserv’s then prevailing rates.
5.	Hours of Operation. The Fiserv customer service center will be available for use by Client between 8 a.m. and 7 p.m. (Eastern Time zone), Monday through Friday (excluding national holidays). The Fiserv System will be available for full online services between 7 a.m. and 9 p.m. (Eastern Time Zone), Monday through Friday and for inquiry only purposes 24 hours a day, Monday through Friday, except for a maintenance period of approximately 60 minutes per day, and on Saturdays from 7:00 a.m., through 7:00 p.m., unless notified in advance by Fiserv that the Fiserv System will be unavailable.
6.	Regulatory Changes. Regulatory changes will be implemented on a timely schedule to correspond with the effective date of the regulation as jointly agreed between Fiserv and its client base, provided that Fiserv receives a minimum 6 month advance notification of regulatory change from the appropriate regulatory agency, with notice of proposed regulatory change being sufficient advance notification.
7.	Protection of Data. Fiserv provides “on-line” security via utilization of leased lines with poll/select protocol. Client’s data is copied to tape daily and sent to an off-site storage facility. Client may request a copy of Client’s master files on tape for which Client agrees to pay the charges indicated in Exhibit F-2.
8.	Manuals. One (1) complete set of electronic documentation will be provided to Client free of charge. Client may publish manuals on Client’s internal network.
9.	User Group Membership. Fiserv supports a formal User Group for Account Processing Services clients. The annual dues for support of the User Group are determined by the Advisory Board annually. Membership in the User Group is mandatory. Active participation on User Group subcommittees is voluntary. Voting privileges and the ability to submit suggestions for consideration by the User Group are contingent upon the payment of annual dues. Funds collected will be placed in a checking account controlled by the User Group Executive Board and will be used exclusively for the expenses of the User Group. Expenses incurred by Fiserv will not be charged to the User Group, nor does Fiserv receive any financial benefit from User Group dues.

Exhibit F—1
Account Processing Services
Fiserv will provide Client the following Account Processing Services:
1.	Basic Services.
(a)	Online Services. Inquire and update of Client Files from terminals located in Client’s offices. The documentation describes the procedures for use of online services for Account Processing Services.

(b)	Reports. Applicable reports based on Client’s usage according to the documentation will be transmitted to Client.

(c)	Customer Service Telephone Support. Telephone support will be available to obtain information and for the discussion of issues and problems.

(d)	Business Improvement/Consulting Services. Three days of onsite consulting services per year will be provided as a value-added component. Fiserv will fund the Consultant’s time; Client will fund the out-of-pocket expenses incurred by the Fiserv Consultant(s). The intention is for this time to be used to identify areas of improvement where Client can execute better use of the system. Fiserv will provide a summary report of assessment to Client management.

Exhibit F—2
Account Processing Services Fees
1.	Definitions.
(a)	Active Accounts/Inactive Accounts — Active Accounts are all accounts entered in the system during a billing month. Inactive accounts are those Active Accounts that are closed, balance that has been reduced to zero by prepayment, maturity or foreclosure. Accounts made Inactive in a billing month remain as an Active account for the calendar month the account was closed. At the end of the calendar month the Active Accounts that were made Inactive are moved to an Inactive account status, except if the account has a balance, then it remains as Active.

(b)	Ancillary Products and Services — These are products or services offered by Fiserv at the fees defined in the sections below.

(c)	Interface — Fiserv provides in the Section C. software interfaces to Client systems which are defined as Fiserv standard format interfaces. Requested deviations to the standard will be provided on an estimated fee basis for development.

(d)	In-process Accounts — In-process Accounts are all accounts that are boarded to the system that are still in application and have not closed.
2.	Base Account Fee. Monthly per Active Loan (includes Browser Capability)

Monthly Minimum
Incremental Charge*	Prime*	HELOC*	Charge*

     Note *
3.	Base Account Fee.
(a)	* :
(i)	Originations. UniFi loan origination interface, warehouse subsystem.

(ii)	Payment Processing. ACH, payment documents, billing statement files, payment processing, lockbox and stop file (1 vendor), branch payment via SourceOne.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(iii)	Accounting. GL interface, FNMA, GNMA, FHLMC processing (not including EDI transmissions), supported private investors

(iv)	Customer Service. Customer inquiry tracking (CIT), payoff tracking & retention of quotes, 24 month online history, 4 months online before and after logging, CRF interface, VRU interface.

(v)	Escrow Administration. Escrow processing, hazard insurance interfaces, tax service interfaces, PMI interfaces, escrow analysis.

(vi)	Default Management. Collections, power dialer download, credit bureau, field service, early indicator and risk profiler interfaces, and default — loss mitigation, foreclosure, bankruptcy, claims, and REO.

(vii)	EOY. Short year history disclosure data tape, year-end vendor data tape (1 test and 1 final).

(viii)	Other. SAR processing, Sendero (or other asset liability) interface, tape/file handling, service release processing, RF Spectrum interface.
4.	Charge per Inactive / In process / Paid-in-Full Loans / Test Bank.

Loan Category	Charge*
Inactive Loan
In Process Loan
Paid in Full Loan
Service Released
*
5.	Report Writer / Real Time Letter Writer.

Feature		Charge
Functionality	Description	One Time Setup*	Recurring Charge*
Real-time Letter
writing using
On-Line Letter Writer	integrated MSWord

MortgageServ core
ad hoc reporting
query tool and en
masse batch letter
writer using
Report Writer	integrated MSWord
6.	Monthly Pass-through Charges.

Pass-through Category*	Charge*

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

7.	Ancillary System Features / Services.

Feature		Charge
Functionality	Description	One Time Setup*	Recurring Charge*
One-Time ACH	Provides the ability to execute ad-hoc drafting of borrower’s checking or savings account.

Equity Builder	Provides the ability to implement an in-house Bi-Saver program

PL$$ Standard	Affiliate Servicing/Private Label with multiple sub-institutions

PL$$ Enterprise	Affiliate Servicing/Private Label with multiple entities

Construction Loan	Administration of construction & construction/permanent loans

On-line view of loan level and non-loan level file maintenance activity
1. Rolling 3 months
2. Additional 3 months
On-line File	3. Additional 6 months
Maintenance	4. Additional 9 months

Realtime[24]	24/7 system update capability for active loans

Secondary Marketing Warehouse	Warehouse / Investor commitment control

Real time Bulk Investor Sale File	Provides the bulk transfer of loans sold to an investor via an inbound file processed in real time. Multiple daily files are supported with updates executed at 12:00 noon, 4:00pm and 8:00pm ET.

Professional Services	Subject Matter Experts provide consulting, training or customer development

Professional Services	Subject Matter Experts provide consulting or training.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Feature		Charge
Functionality	Description	One Time Setup*	Recurring Charge*
Professional Services	Loan Conversions — Subject Matter Experts provide consulting or training.

36 month on-line history view	Rolling 36month on-line view of transaction history

Nautilus — via Service Bureau	Report / Letter viewing facility.

DVD	Available to clients not having a Nautilus license, the service provides copies of all reports generated for the client in a given month.

Extended 5-Day Processing	Provides the capability to extend Friday processing into Saturday where all transactions processed on Saturday are dated with the Friday date.

Six (6) Day Processing	Provides the ability to operate under a true six-day work week. This includes outbound file transmissions that may be scheduled to generate on Saturday, which is considered the last day of the work week.

Year-end Processing Reports	EOY data file to print vendor IRS reporting file IRS Adds/Correction file to IRS

Realtime Delinquency	Real time collection queue reassignment when using Option 2 Delinquency Method.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

8.	Ancillary System Interfaces.

Interface			Charge*
	Description	Set up Fee	Recurring Charge	Per Run Charge
Asset/Liability Interfaces:	Portfolio evaluation modeling
1. Fiserv IPS-Sendaro
2. Other Systems

Hazard Insurance Automation	Bi-directional hazard insurance billing/payment files directly between the insurance carrier and MortgageServ.

PMI Insurance Automation	Bi-directional MI insurance billing/payment files directly between the MI carrier and MortgageServ.

CIS / CIF Interface	Update files from MortgageServ to client CIS /CIF file

Database Tapes	Data extract files

BiSaver Interfaces	Interface files to external BiSaver entities

Early Indicator Interface	Exchange of Early Resolution loan data between Freddie Mac and MortgageServ.

Hazard Insurance Outsourcing Interfaces	When using an external third party insurance outsourcing entity, this feature supports bi-directional interface files between the outsourcer’s application and MortgageServ.

Tax Outsourcing Interfaces	When using an external third party tax outsourcing entity, this feature supports bi-directional interface files between the outsourcer’s application and MortgageServ.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Interface			Charge*
	Description	Set up Fee	Recurring Charge	Per Run Charge
Real time Lockbox	Up to three scheduled lockbox file updates during the day. (this is in addition to one nightly batch lockbox file.)

MERS Interfaces	Update MERS with appropriate loan level status.

Optional Product Interfaces	Provides bi-lateral interfaces with optional products carriers

Power Dialer Download	Client selected loans extracted from MortgageServ and passed to a dialer application.

Power Dialer Upload	Commentary passed from the dialer application to MortgageServ.
9.	Other.

Item	Description	Charge*
SAS-70 Report	Fiserv will furnish you our annual SAS-70 Report as a PDF File on CDRom. From this you may make as many copies as your internal needs may require.

Leaprocon Interface	GL balancing system

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.